Exhibit 10.1

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$500,000,000

364-DAY REVOLVING CREDIT AGREEMENT,

Dated as of April 6, 2006,

among

PHH CORPORATION,
as Borrower,

THE LENDERS REFERRED TO HEREIN,

CITICORP USA, INC.,
as Syndication Agent,

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Documentation Agent

and

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

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J.P. MORGAN SECURITIES INC.

and

CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Joint Bookrunners

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-ii-

-iii-

364-DAY REVOLVING CREDIT AGREEMENT (the “Agreement”), dated as of April 6, 2006, among PHH CORPORATION, a Maryland corporation (the “Borrower”), the Lenders referred to herein, CITICORP USA, INC., as syndication agent, WACHOVIA BANK, NATIONAL ASSOCIATION, as documentation agent, and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) for the Lenders.

INTRODUCTORY STATEMENT

The parties hereto hereby agree as follows:

1. DEFINITIONS

For the purposes hereof unless the context otherwise requires, the following terms shall have the meanings indicated, all accounting terms not otherwise defined herein shall have the respective meanings accorded to them under GAAP and all terms defined in the New York Uniform Commercial Code and not otherwise defined herein shall have the respective meanings accorded to them therein:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article 2.

“Act” shall have the meaning assigned to such term in Section 10.18.

“Affiliate” shall mean as to any Person, any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another if such latter Person possesses, directly or indirectly, power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such controlled Person or (ii) direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.

“Agents” shall mean the collective reference to the Administrative Agent, the Syndication Agent and the Documentation Agent.

“Alternate Base Rate” shall mean for any day, a rate per annum (rounded upwards to the nearest 1/16 of 1% if not already an integral multiple of 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect for such day and (b) the Federal Funds Effective Rate in effect for such day plus ½ of 1%.

“Applicable Law” shall mean all provisions of statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to a Person, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.

“Assessment Rate” shall mean, for any day, the net annual assessment rate (rounded upwards, if necessary, to the next higher Basis Point) as most recently reasonably estimated by the Administrative Agent for determining the then current annual assessment payable by the entity which is the Administrative Agent to the Federal Deposit Insurance Corporation (or any successor) for insurance by such Corporation (or such successor) of time deposits made in Dollars at such entity’s U.S. domestic offices.

“Asset Securitization Subsidiary” shall mean (i) any Subsidiary engaged solely in the business of effecting asset securitization transactions permitted by this Agreement and activities incidental thereto or (ii) any Subsidiary whose primary purpose is to hold title or ownership interests in vehicles, equipment, leases, mortgages, relocation assets, financial assets and related assets under management.

“Assignment and Acceptance” shall mean an agreement substantially in the form of Exhibit B hereto, executed by the assignor, assignee and the other parties as contemplated thereby.

“Available Foreign Currencies” shall mean the currencies set forth on Schedule 1.1B, and any other available and other freely-convertible non-Dollar currency selected by the Borrower or any Subsidiary Borrower and approved (which approval shall not be unreasonably withheld) in writing by the Administrative Agent.

“Basis Point” shall mean 1/100th of 1%.

“Board” shall mean the Board of Governors of the Federal Reserve System.

“Borrowing” shall mean a group of Loans of a single Interest Rate Type made by certain Lenders on a single date and as to which a single Interest Period is in effect.

“Business Day” shall mean, with respect to any Loan, any day other than a Saturday, Sunday or other day on which banks in New York City are permitted or required by law to close; provided that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars or the applicable Available Foreign Currency on the London Interbank Market (or such other interbank eurocurrency market where the foreign currency and exchange operations in respect of Dollars or the applicable Available Foreign Currency, as the case may be, are then being conducted for delivery on the first day of such Interest Period).

“Capital Lease” shall mean as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateral Account” shall mean a collateral account established with the Administrative Agent, in the name of the Administrative Agent and under its sole dominion and control, into which the Borrower or any Subsidiary Borrower shall from time to time deposit Dollars pursuant to the express provisions of this Agreement requiring such deposit.

“Cash Equivalents” shall mean (i) investments in commercial paper maturing in not more than 270 days from the date of issuance which at the time of acquisition is rated at least A-1 or the equivalent thereof by S&P, or P-1 or the equivalent thereof by Moody’s, (ii) investments in direct obligations or obligations which are guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having a maturity of not more than three years from the date of acquisition, (iii) investments in certificates of deposit maturing not more than one year from the date of origin issued by a Lender or a bank or trust company organized or licensed under the laws of the United States or any state or territory thereof having capital, surplus and undivided profits aggregating at least $500,000,000 and in each case A rated or better by S&P or Moody’s, (iv) money market mutual funds having assets in excess of $2,000,000,000, (v) investments in asset-backed or mortgage-backed securities, including investments in collateralized, adjustable rate mortgage securities and those mortgage-backed securities which are rated at least AA by S&P or Aa by Moody’s or are of comparable quality at the time of investment, and (vi) banker’s acceptances maturing not more than one year from the date of origin issued by a bank or trust company organized or licensed under the laws of the United States or any state or territory thereof and having capital, surplus and undivided profits aggregating at least $500,000,000, and rated A or better by S&P or Moody’s.

“Change in Control” shall mean (i) the acquisition by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date), directly or indirectly, beneficially or of record, of ownership or control of in excess of 50% of the voting common stock of the Borrower on a fully diluted basis at any time or (ii) if at any time, individuals who at the Closing Date constituted the Board of Directors the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower, as the case may be, was approved by a vote of the majority of the directors then still in office who were either directors at the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office.

“Closing Date” shall mean the date on which the conditions precedent to the effectiveness of this Agreement as set forth in Section 4.1 have been satisfied or waived, which date is April [5], 2006.

“Code” shall mean the Internal Revenue Code of 1986 and the rules and regulations issued thereunder, as now and hereafter in effect, or any successor provision thereto.

“Commitment” shall mean, with respect to each Lender, its commitment to make Revolving Credit Loans to the Borrower or any Subsidiary Borrower hereunder, in an aggregate principal Dollar Equivalent Amount not to exceed at any time the amount set forth opposite such Lender’s name under the heading “Commitment” on Schedule 1.1A, as the same may be changed from time to time pursuant to the terms hereof.

“Commitment Period” shall mean the period from and including the Closing Date to but not including the Termination Date or such earlier date on which the Commitments shall have been terminated in accordance with the terms hereof.

“Commitment Utilization Percentage” shall mean on any day the percentage equivalent of a fraction (a) the numerator of which is the outstanding aggregate principal Dollar Equivalent Amount of Loans and (b) the denominator of which is the Total Commitment (or, on any day after termination of the Commitments, the Total Commitment in effect immediately preceding such termination).

“Consolidated Assets” shall mean, at any date of determination, the total assets of the Borrower and its Consolidated Subsidiaries determined in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period for which such amount is being determined, the net income (loss) of the Borrower and its Consolidated Subsidiaries during such period determined on a consolidated basis for such period taken as a single accounting period in accordance with GAAP, provided that there shall be excluded (i) income (or loss) of any Person (other than a Consolidated Subsidiary) in which the Borrower or any of its Consolidated Subsidiaries has an equity investment or comparable interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or its Consolidated Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Consolidated Subsidiary or is merged into or consolidated with the Borrower or any of its Consolidated Subsidiaries or the Person’s assets are acquired by the Borrower or any of its Consolidated Subsidiaries, (iii) the income of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Consolidated Subsidiary of the income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Consolidated Subsidiary, (iv) any extraordinary after-tax gains and (v) any extraordinary pretax losses but only to the extent attributable to a write-down of financing costs relating to any existing and future indebtedness.

“Consolidated Net Worth” shall mean, at any date of determination, all amounts which would be included on a balance sheet of the Borrower and its Consolidated Subsidiaries under stockholders’ equity as of such date in accordance with GAAP.

“Consolidated Subsidiaries” shall mean all Subsidiaries of the Borrower that are required to be consolidated with the Borrower for financial reporting purposes in accordance with GAAP.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Currency” or “Currencies” shall mean the collective reference to Dollars and Available Foreign Currencies.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Disclosed Matters” shall mean the information disclosed on the Borrower’s Form 8-K, dated September 7, 2005, Form 8-K, dated March 1, 2006 and Form 8-K, dated March 17, 2006.

“Documentation Agent” shall mean Wachovia Bank, National Association.

“Dollar Equivalent Amount” shall mean with respect to (i) any amount of any Available Foreign Currency on any date, the equivalent amount in Dollars of such amount of Available Foreign Currency, as determined by the Administrative Agent using the applicable Exchange Rate and (ii) any amount in Dollars, such amount.

“Dollars” and “$” and “US$” shall mean lawful currency of the United States.

“Environmental Laws” shall mean any and all federal, provincial, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning, any Hazardous Material or environmental protection or health and safety, as now or at any time hereafter in effect, including without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., the Surface Mining Control and Reclamation Act, 30 U.S.C. §§ 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Occupational Safety and Health Act as amended, 29 U.S.C. § 655 and § 657, together, in each case, with any amendment thereto, and the regulations adopted and publications promulgated thereunder and all substitutions thereof.

“Environmental Liabilities” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as such Act may be amended, and the regulations promulgated thereunder.

“Event of Default” shall have the meaning given such term in Article 7.

“Excess Utilization Day” shall mean each day on which the Commitment Utilization Percentage exceeds 50%.

“Exchange Rate” shall mean on any date with respect to any Available Foreign Currency, the rate at which such Available Foreign Currency may be exchanged into Dollars, as set forth on such date on the relevant Reuters currency page at or about 11:00 A.M. New York City time on such date. In the event that such rate does not appear on any such Reuters page, the “Exchange Rate” with respect to such Available Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such Available Foreign Currency are then being conducted, at or about 10:00 A.M., local time, at such date for the purchase of Dollars with such Available Foreign Currency, for delivery two Business Days later; provided that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method (including obtaining quotes from three or more market makers for such Available Foreign Currency) as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error (without prejudice to the determination of the reasonableness of such method).

“Existing PHH Credit Agreement” shall mean the Amended and Restated Competitive Advance and Revolving Credit Agreement, dated as of January 6, 2006, among the Borrower, PHH Vehicle Management Services Inc., the lenders referred to therein, Citicorp USA, Inc., as syndication agent, The Bank of Nova Scotia and Wachovia Bank, National Association, as co-documentation agents, and JPMorgan Chase Bank, N.A., as administrative agent.

“Facility Fee” shall have the meaning given such term in Section 2.8.

“Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including, without limitation, the inability or failure of the Administrative Agent to obtain sufficient bids or publications in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) of such defined term until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate or the Federal Funds Rate due to a change in the Federal Funds Effective Rate shall be effective on the effective date of such change in the Federal Funds Effective Rate.

“Federal Funds Rate” shall mean for any day, a rate per annum (rounded upwards to the nearest 1/16 of 1% if not already an integral multiple of 1/16 of 1%) equal to the Federal Funds Effective Rate in effect for such day plus 3/16 of 1%.

“FFR Borrowing” shall mean a Borrowing comprised of FFR Loans.

“FFR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Federal Funds Rate in accordance with the provisions of Article 2.

“FFR Spread” shall mean, at any date or any period of determination, the FFR Spread that would be in effect on such date pursuant to the chart set forth in Section 2.23 based on the rating of the Borrower’s senior unsecured non-credit enhanced long-term debt.

“Fitch” shall mean Fitch Investors Service, Inc. and any successor thereto.

“Fundamental Documents” shall mean this Agreement, any Joinder Agreement and any other ancillary documentation which is required to be, or is otherwise, executed by the Borrower or any Subsidiary Borrower and delivered to the Administrative Agent in connection with this Agreement.

“Funding Office” shall mean the office of the Administrative Agent (or, in the case of any Loan denominated in any Available Foreign Currency, an Affiliate of the Administrative Agent) specified in Section 10.1 or such other office as may be specified from time to time by the Administrative Agent or the respective Affiliate of the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” shall mean generally accepted accounting principles consistently applied (except for accounting changes in response to FASB releases or other authoritative pronouncements) provided, however, that all calculations made pursuant to Sections 6.6 and 6.7 and the related definitions shall have been computed based on such generally accepted accounting principles as are in effect on the date hereof.

“Governmental Authority” shall mean any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case, whether of the United States or foreign.

“Guaranty” shall mean, as to any Person, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Capital Lease, dividend or other monetary obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services, in each case, primarily for the purpose of assuring the owner of any such primary obligation of the repayment of such primary obligation or (d) as a general partner of a partnership or a joint venturer of a joint venture in respect of indebtedness of such partnership or such joint venture which is treated as a general partnership for purposes of Applicable Law. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount (or portion thereof) of the primary obligation in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder); provided that the amount of any Guaranty shall be limited to the extent necessary so that such amount does not exceed the value of the assets of such Person (as reflected on a consolidated balance sheet of such Person prepared in accordance with GAAP) to which any creditor or beneficiary of such Guaranty would have recourse. Notwithstanding the foregoing definition, the term “Guaranty” shall not include any direct or indirect obligation of a Person as a general partner of a general partnership or a joint venturer of a joint venture in respect of Indebtedness of such general partnership or joint venture, to the extent such Indebtedness is contractually non-recourse to the assets of such Person as a general partner or joint venturer (other than assets comprising the capital of such general partnership or joint venture).

“Hazardous Materials” shall mean any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or similar materials defined as such in any Environmental Law.

“Indebtedness” shall mean (i) all indebtedness, obligations and other liabilities of the Borrower and its Subsidiaries which are, at the date as of which Indebtedness is to be determined, includable as liabilities in a consolidated balance sheet of the Borrower and its Subsidiaries, other than (w) accounts payable, accrued expenses and derivatives transactions entered into in the ordinary course of business pursuant to hedging programs, (x) advances from clients obtained in the ordinary course of the relocation management services business of the Borrower and its Subsidiaries, (y) current and deferred income taxes and other similar liabilities and (z) minority interest, plus (ii) without duplicating any items included in Indebtedness pursuant to the foregoing clause (i) (but excluding reinsurance obligations of Atrium Insurance Corporation), the maximum aggregate amount of all liabilities of the Borrower or any of its Subsidiaries under any Guaranty, indemnity or similar undertaking given or assumed of, or in respect of, the indebtedness, obligations or other liabilities, assets, revenues, income or dividends of any Person other than the Borrower or one of its Subsidiaries and (iii) all other obligations or liabilities of the Borrower or any of its Subsidiaries in relation to the discharge of the obligations of any Person other than the Borrower or one of its Subsidiaries.

“Interest Payment Date” shall mean, with respect to any Borrowing, the last day of the Interest Period applicable thereto and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, and, in addition, the date of any refinancing or conversion of a Borrowing with, or to, a Borrowing of a different Interest Rate Type.

“Interest Period” shall mean (a) as to any LIBOR Borrowing, (i) the period commencing on the date of such Borrowing, and ending one week after the date of such Borrowing or (ii) the period commencing on the date of such Borrowing, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower or any relevant Subsidiary Borrower may elect and (b) as to any ABR Borrowing or FFR Borrowing, the period commencing on the date of such Borrowing and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Termination Date and (iii) the date such Borrowing is refinanced with a Borrowing of a different Interest Rate Type in accordance with Section 2.7 or is prepaid in accordance with Section 2.14; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of LIBOR Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) no Interest Period with respect to any LIBOR Borrowing may be selected which would result in the aggregate amount of LIBOR Loans having Interest Periods ending after any day on which a Commitment reduction is scheduled to occur being in excess of the Total Commitment scheduled to be in effect after such date. Interest shall accrue from, and including, the first day of an Interest Period to, but excluding, the last day of such Interest Period.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement or other similar financial agreement or arrangement.

“Interest Rate Type” when used in respect of any Loan or Borrowing, shall refer to the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.

“Joinder Agreement” shall have the meaning assigned to such term in Section 10.9(b)(i).

“Joint Lead Arrangers” shall mean the collective reference to J.P. Morgan Securities Inc. and Citigroup Global Markets Inc.

“JPMorgan Chase Bank” shall mean JPMorgan Chase Bank, N.A.

“LEAF Trust Transaction” shall mean the financing of motor vehicles and other equipment or personal property pursuant to that certain Amended and Restated Purchase Agreement, dated as of March 1, 2001, among LEAF Trust, a trust established under the laws of the Province of Ontario, the Canadian Imperial Bank of Commerce, as Administrative Agent and PHH Vehicle Management Services Inc., a Canadian corporation (the “Purchase Agreement”), including any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any facilities or agreements that replace, refund or refinance, in whole or in part, the Purchase Agreement.

“Lender” shall mean each financial institutions whose name appears on Schedule 1.1A under the heading “Lenders” and any assignee of a Lender pursuant to Section 10.3(b).

“Lending Office” shall mean, with respect to any of the Lenders, the branch or branches (or affiliate or affiliates) from which any such Lender’s LIBOR Loans, ABR Loans or FFR Loans, as the case may be, are made or maintained and for the account of which all payments of principal of, and interest on, such Lender’s LIBOR Loans, ABR Loans or FFR Loans are made, as notified to the Administrative Agent from time to time.

“LIBOR” shall mean, with respect to each day during each Interest Period pertaining to a LIBOR Borrowing, the rate per annum determined on the basis of the rate for deposits in Dollars or the applicable Available Foreign Currency, as the case may be, for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen (or any successor page thereto) as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “LIBOR” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits or deposits in the applicable Available Foreign Currency, as the case may be, at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“LIBOR Borrowing” shall mean a Borrowing comprised of LIBOR Loans.

“LIBOR Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to LIBOR in accordance with the provisions of Article 2.

“LIBOR Spread” shall mean, at any date or any period of determination, the LIBOR Spread that would be in effect on such date or during such period pursuant to the chart set forth in Section 2.23 based on the rating of the Borrower’s senior unsecured non-credit enhanced long-term debt.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind whatsoever (including any conditional sale or other title retention agreement, any lease in the nature thereof or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

“Loan” shall mean a Revolving Credit Loan, whether made as a LIBOR Loan, an ABR Loan or an FFR Loan, as permitted hereby.

“Margin Stock” shall be as defined in Regulation U of the Board.

“Material Adverse Effect” shall mean a material adverse effect on the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole.

“Material Subsidiary” shall mean any Subsidiary of the Borrower which together with its Subsidiaries at the time of determination had assets constituting 10% or more of Consolidated Assets, accounts for 10% or more of Consolidated Net Worth, or accounts for 10% or more of the revenues of the Borrower and its Consolidated Subsidiaries for the Rolling Period immediately preceding the date of determination.

“Moody’s” shall mean Moody’s Investors Service Inc.

“Multiemployer Plan” shall mean a plan described in Section 3(37) of ERISA.

“national currency unit” shall mean the unit of currency (other than a euro unit) of a participating member state.

“Obligations” shall mean the obligation of the Borrower and any Subsidiary Borrower to make due and punctual payment of principal of, and interest on (including post-petition interest, whether or not allowed), the Loans, the Facility Fee, the Utilization Fee and all other monetary obligations of the Borrower and any Subsidiary Borrower to the Administrative Agent or any Lender under this Agreement or the Fundamental Documents or with respect to any Interest Rate Protection Agreements entered into between the Borrower or any of its Subsidiaries and any Lender.

“Parent Guaranty” shall mean the guaranty of the Subsidiary Borrower Obligations provided by the Borrower pursuant to Article 9.

“Participant” shall have the meaning assigned to such term in Section 10.3(g).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Encumbrances” shall mean Liens permitted under Section 6.4.

“Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

“PHH Home Loans Credit Agreement” shall mean the Revolving Credit Agreement, dated as of September 30, 2005, among PHH Home Loans, LLC, as borrower, the lenders referred to therein, Barclays Bank PLC, as syndication agent, and Bank of Montreal, as administrative agent, as modified, supplemented, amended or restated from time to time.

“Plan” shall mean an employee pension benefit plan described in Section 3(2) of ERISA, other than a Multiemployer Plan which is sponsored by the Borrower or one of its Subsidiaries.

“Prime Rate” shall mean the rate per annum publicly announced by the entity which is the Administrative Agent from time to time as its prime rate in effect at its principal office in New York City. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Prime Rate shall be effective on the date such change in the Prime Rate is announced as effective.

“Pro Forma Basis” shall mean, in connection with any transaction for which a determination on a Pro Forma Basis is required to be made hereunder, that such determination shall be made (i) after giving effect to any issuance of Indebtedness, any acquisition, any disposition or any other transaction (as applicable) and (ii) assuming that the issuance of Indebtedness, acquisition, disposition or other transaction and, if applicable, the application of any proceeds therefrom, occurred at the beginning of the most recent Rolling Period ending at least thirty (30) days prior to the date on which such issuance of Indebtedness, acquisition, disposition or other transaction occurred.

“Protesting Lender” shall have the meaning assigned to such term in Section 10.9(b)(iii).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA, other than a reportable event as to which provision for 30-day notice to the PBGC would be waived under applicable regulations had the regulations in effect on the Closing Date been in effect on the date of occurrence of such reportable event.

“Required Lenders” shall mean Lenders holding Commitments representing more than 50% of the Total Commitment, except that for purposes of determining the Lenders entitled to declare the principal of and the interest on the Loans and all other amounts payable hereunder or thereunder to be forthwith due and payable pursuant to Article 7, “Required Lenders” shall mean Lenders holding more than 50% of the aggregate principal amount of the Loans at the time.

“Revolving Credit Borrowing” shall mean a Borrowing consisting of simultaneous Revolving Credit Loans from each of the Lenders.

“Revolving Credit Borrowing Request” shall mean a request made pursuant to Section 2.5 substantially in the form of Exhibit D.

“Revolving Credit Loans” shall mean the Loans made by the Lenders to the Borrower or any Subsidiary Borrower pursuant to a notice given by the Borrower or such Subsidiary Borrower under Section 2.5. Each Revolving Credit Loan shall be a LIBOR Loan, an ABR Loan or an FFR Loan.

“Revolving Credit Percentage” shall mean, with respect to each Lender, the percentage which such Lender’s Commitment then constitutes of the Total Commitment, or at any time after the Commitments have expired or terminated, the percentage which such Lender’s Commitment constituted of the Total Commitment immediately prior to the time the Commitments expired or terminated.

“Rolling Period” shall mean with respect to any fiscal quarter, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Securitization Indebtedness” shall mean Indebtedness incurred by any structured bankruptcy-remote Subsidiary of the Borrower which does not permit or provide for recourse to the Borrower or any Subsidiary of the Borrower (other than such structured bankruptcy-remote Subsidiary) or any property or asset of the Borrower or any Subsidiary of the Borrower (other than the property or assets of such structured bankruptcy-remote Subsidiary).

“Senior Notes” shall mean senior unsecured obligations under notes issued by the Borrower maturing more than two years from the date of issue.

“Special Purpose Vehicle Subsidiary” shall mean PHH Caribbean Leasing, Inc. and any Subsidiary engaged in the fleet-leasing management business that (i) is, at any time, a party to one or more lease agreements with only one lessee, and (ii) finances, at any one time, its investments in lease agreements or vehicles with only one lender (which lender may be the Borrower if and to the extent that such loans and/or advances by the Borrower are not prohibited hereby).

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Administrative Agent or any Lender is subject, for Eurocurrency Liabilities (as defined in Regulation D of the Board) (or, at any time when such Lender may be required by the Board or by any other Governmental Authority, whether within the United States or in another relevant jurisdiction, to maintain reserves against any other category of liabilities which includes deposits by reference to which LIBOR is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender which includes any such LIBOR Loans). Such reserve percentages shall include those imposed under Regulation D of the Board. LIBOR Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D of the Board. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” shall mean with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Borrower” shall mean any Subsidiary of the Borrower that becomes a party hereto pursuant to Section 10.9(b)(i) until such time as such Subsidiary Borrower is removed as a party hereto pursuant to Section 10.9(b)(ii).

“Subsidiary Borrower Obligations” shall mean the Obligations of any Subsidiary Borrower.

“Supermajority Lenders” shall mean Lenders which have Commitments representing at least 70% of the aggregate Dollar Equivalent Amount of the Total Commitment.

“Syndication Agent” shall mean Citicorp USA, Inc.

“Tangible Net Worth” shall mean, at any date of determination, Consolidated Net Worth minus the aggregate book value of all intangible assets of the Borrower and its Consolidated Subsidiaries as of such date in accordance with GAAP.

“Termination Date” shall mean April [5], 2007.

“Total Commitment” shall mean, at any time, the aggregate amount of the Lenders’ Commitments as in effect at such time.

“United States” shall mean the United States of America.

“Utilization Fee” shall have the meaning given such term in Section 2.8.

“Utilization Fee Percentage” shall mean, at any date or any period of determination, the Utilization Fee Percentage that would be in effect on such date pursuant to the chart set forth in Section 2.23 based on the rating of the Borrower’s senior unsecured non-credit enhanced long-term debt.

“Working Day” shall mean any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London and New York City.

2. THE LOANS

SECTION 2.1.   Commitments.

(a) Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Credit Loans to the Borrower and any Subsidiary Borrower in Dollars and any Available Foreign Currency, at any time and from time to time on and after the Closing Date and until the earlier of the Termination Date and the termination of the Commitment of such Lender, in an aggregate principal amount at any time outstanding not to exceed such Lender’s Commitment, subject, however, to the condition that at no time shall (i) the outstanding aggregate principal Dollar Equivalent Amount of all Loans exceed (ii) the Total Commitment. During the Commitment Period, the Borrower and any Subsidiary Borrower may use the Commitments of the Lenders by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b) The Commitments of the Lenders may be terminated or reduced from time to time pursuant to Section 2.13 or Article 7.

SECTION 2.2.   Loans.

(a) Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Revolving Credit Loans made by the Lenders ratably in accordance with their respective Commitments in accordance with the procedures set forth in Section 2.5. The failure of any Lender to make any Loan required to be made by it shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be (i) in the case of LIBOR Loans, in an aggregate principal Dollar Equivalent Amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) in the case of ABR Loans or FFR Loans, in an aggregate principal amount that is an integral multiple of $500,000 and not less than $5,000,000 (or if less, an aggregate principal amount equal to the remaining balance of the available Total Commitment).

(b) Each Revolving Credit Borrowing shall be comprised entirely of LIBOR Loans, ABR Loans or FFR Loans, as the Borrower or any Subsidiary Borrower may request pursuant to Section 2.5; provided that Revolving Credit Loans denominated in any Available Foreign Currency shall be LIBOR Loans. Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower or such Subsidiary Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Interest Rate Type may be outstanding at the same time; provided that neither the Borrower, nor any Subsidiary Borrower shall be entitled to request any Borrowing that, if made, would result in an aggregate of more than 10 separate Loans of any Lender being outstanding hereunder at any one time. For purposes of the calculation required by the immediately preceding sentence, LIBOR Loans having different Interest Periods or having been made in different Currencies, regardless of whether they commence on the same date, shall be considered separate Loans and all Loans of a single Interest Rate Type made on a single date shall be considered a single Loan if such Loans have a common Interest Period.

(c) Subject to Section 2.7, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by making funds available at the Funding Office no later than 1:00 P.M. New York City time in the case of Loans other than ABR Loans or FFR Loans and 4:00 P.M. New York City time in the case of ABR Loans and FFR Loans, in each case, in immediately available funds. Upon receipt of the funds to be made available by the Lenders to fund any Borrowing hereunder, the Administrative Agent shall disburse such funds by depositing them into an account of the Borrower or the applicable Subsidiary Borrower maintained with the Administrative Agent.

(d) All ABR Loans shall be denominated in Dollars.

(e) Notwithstanding any other provision of this Agreement, neither the Borrower, nor any Subsidiary Borrower shall be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Termination Date.

SECTION 2.3.   Use of Proceeds.

The proceeds of the Loans shall be used for working capital and general corporate purposes.

SECTION 2.4.   [Reserved].

SECTION 2.5.   Revolving Credit Borrowing Procedure.

In order to effect a Revolving Credit Borrowing, the Borrower or the applicable Subsidiary Borrower shall hand deliver or telecopy to the Administrative Agent a Borrowing notice substantially in the form of Exhibit D (a) in the case of a Borrowing of LIBOR Loans, not later than 2:00 p.m., New York City time, (i) four Working Days before a proposed Borrowing denominated in any Available Foreign Currency and (ii) three Working Days before a proposed Borrowing denominated in Dollars, and (b) in the case of an ABR Borrowing or an FFR Borrowing, not later than 2:00 p.m., New York City time, on the day of a proposed Borrowing. Such notice shall be irrevocable and shall in each case specify (A) whether the Borrowing then being requested is to be a Borrowing of LIBOR Loans, an ABR Borrowing or an FFR Borrowing, (B) the date of such Revolving Credit Borrowing (which shall be a Working Day) and the amount thereof and (C) if such Borrowing is to be a Borrowing of LIBOR Loans, the Interest Period and Currency with respect thereto. If no election as to the Interest Rate Type of a Revolving Credit Borrowing is specified in any such notice, then the requested Revolving Credit Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Borrowing of LIBOR Loans is specified in any such notice, then the Borrower or such Subsidiary Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no Currency with respect to any Borrowing of LIBOR Loans is specified in any such notice, then the Borrower or such Subsidiary Borrower shall be deemed to have selected Dollars. If the Borrower or the applicable Subsidiary Borrower shall not have given notice in accordance with this Section 2.5 of its election to refinance a Revolving Credit Borrowing prior to the end of the Interest Period in effect for such Borrowing, then the Borrower or such Subsidiary Borrower shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.5 and of each such Lender’s portion of the requested Revolving Credit Borrowing.

SECTION 2.6.   [Reserved].

SECTION 2.7.   Refinancings.

The Borrower and any Subsidiary Borrower may refinance all or any part of any Borrowing made by it with a Borrowing of the same or a different Interest Rate Type made pursuant to a notice under Section 2.5, subject to the conditions and limitations set forth herein and elsewhere in this Agreement; provided that at any time after the occurrence, and during the continuation, of a Default or an Event of Default, (a) a Revolving Credit Borrowing of Dollars or portion thereof may only be refinanced with an ABR Borrowing and (b) a Revolving Credit Borrowing of any Available Foreign Currency shall be repaid in full at the end of the Interest Period in effect for such Borrower. Any Borrowing or part thereof so refinanced shall be deemed to be repaid in accordance with Section 2.9 with the proceeds of a new Borrowing hereunder and the proceeds of the new Borrowing to the extent they do not exceed the principal amount of the Borrowing or Loan being refinanced, shall not be paid by the applicable Lenders to the Administrative Agent or by the Administrative Agent to the Borrower or the applicable Subsidiary Borrower pursuant to Section 2.2(c); provided that (A) if the principal amount extended by a Lender in a refinancing of a Revolving Credit Borrowing is greater than the principal amount extended by such Lender in the Revolving Credit Borrowing being refinanced, then such Lender shall pay such difference to the Administrative Agent for distribution to the Lenders described in clause (B) below, (B) if the principal amount extended by a Lender in the Revolving Credit Borrowing being refinanced is greater than the principal amount being extended by such Lender in the refinancing, the Administrative Agent shall return the difference to such Lender out of amounts received pursuant to clause (A) above, and (C) to the extent any Lender fails to pay the Administrative Agent amounts due from it pursuant to clause (A) above, any Loan or portion thereof being refinanced with such amounts shall not be deemed repaid in accordance with Section 2.9 and, to the extent of such failure, the Borrower or the applicable Subsidiary Borrower shall pay such amount to the Administrative Agent as required by Section 2.11; and (D) to the extent the Borrower or the applicable Subsidiary Borrower fails to pay to the Administrative Agent any amounts due in accordance with Section 2.9 as a result of the failure of a Lender to pay the Administrative Agent any amounts due as described in clause (C) above, the portion of any refinanced Loan deemed not repaid shall be deemed to be outstanding solely to the Lender which has failed to pay the Administrative Agent amounts due from it pursuant to clause (A) above to the full extent of such Lender’s portion of such Loan.

SECTION 2.8.   Fees.

(a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on each March 31, June 30, September 30 and December 31, and on the date on which the Commitment of such Lender shall be terminated as provided herein, a facility fee (a “Facility Fee”) at the rate per annum from time to time in effect in accordance with Section 2.23, on the amount of the Commitment of such Lender, whether used or unused, during the preceding quarter (or shorter period commencing with the Closing Date, or ending with the Termination Date or any date on which the Commitment of such Lender shall be terminated). All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Facility Fee due to each Lender shall commence to accrue on the Closing Date, shall be payable in arrears and shall cease to accrue on the earlier of the Termination Date and the termination of the Commitment of such Lender as provided herein; provided, that if any Lender continues to have any outstanding Loans after its Commitment terminates, then such Facility Fee shall continue to accrue on the daily aggregate principal amount of such Lender’s Loans for each day from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any outstanding Loans.

(b) The Borrower agrees to pay to each Lender, through the Administrative Agent, on each March 31, June 30, September 30 and December 31, and on the date on which the Commitment of such Lender shall be terminated as provided herein, a utilization fee (a “Utilization Fee”) at a rate per annum equal to the Utilization Fee Percentage for each Excess Utilization Day, which fee shall accrue on the daily amount of the Commitment of such Lender (whether used or unused) for each Excess Utilization Day during the period from and including the Closing Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any outstanding Loans after its Commitment terminates, then such Utilization Fee shall continue to accrue on the daily aggregate principal amount of such Lender’s Loans for each Excess Utilization Day from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any outstanding Loans. All Utilization Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days and shall be payable in arrears.

(c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

(d) All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the fees shall be refundable under any circumstances.

SECTION 2.9.   Repayment of Loans; Evidence of Debt.

(a) The Borrower and each Subsidiary Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each Lender, the then unpaid principal amount of each Revolving Credit Loan made to it on the Termination Date. The Borrower and each Subsidiary Borrower hereby further agrees to pay to the Administrative Agent, for the account of each Lender, interest on the unpaid principal amount of the Revolving Credit Loans made to it from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.10.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower or any Subsidiary Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to Section 10.3(e), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Interest Rate Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower or Subsidiary Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Subsidiary Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.9(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower or Subsidiary Borrower therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower or any Subsidiary Borrower to repay (with applicable interest) the Loans made to the Borrower or such Subsidiary Borrower by such Lender in accordance with the terms of this Agreement.

SECTION 2.10.   Interest on Loans.

(a) Subject to the provisions of Section 2.11, the Loans comprising each LIBOR Borrowing shall bear interest at a rate per annum equal to LIBOR for the Interest Period in effect for such Borrowing plus the applicable LIBOR Spread from time to time in effect.

(b) Subject to the provisions of Section 2.11, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be when determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate.

(c) Subject to the provisions of Section 2.11, the Loans comprising each FFR Borrowing shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) equal to the Federal Funds Rate plus the applicable FFR Spread from time to time in effect.

(d) Interest on each Loan shall be payable in arrears on each Interest Payment Date applicable to such Loan. The LIBOR, Federal Funds Rate or Alternate Base Rate for each Interest Period or day within an Interest Period shall be determined by the Administrative Agent and such determination shall be conclusive absent manifest error.

SECTION 2.11.   Interest on Overdue Amounts.

If the Borrower or any Subsidiary Borrower shall default in the payment of the principal of, or interest on, any Loan or any other amount becoming due hereunder, the Borrower or such Subsidiary Borrower shall on demand from time to time pay interest, to the extent permitted by Applicable Law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable, in the case of amounts bearing interest determined by reference to the Prime Rate and a year of 360 days in all other cases, equal to (a) in the case of the remainder of the then current Interest Period for any LIBOR Loan, the rate applicable to such Loan under Section 2.10 plus 2% per annum and (b) in the case of any ABR Loan or FFR Loan, the rate applicable to such Loan under Section 2.10 plus 2% per annum.

SECTION 2.12.   Alternate Rate of Interest.

In the event the Administrative Agent shall have determined that deposits in Dollars or the applicable Available Foreign Currency in the amount of the requested principal amount of any LIBOR Loan are not generally available in the London Interbank Market (or such other interbank eurocurrency market where the foreign currency and exchange operations in respect of Dollars or such applicable Available Foreign Currency, as the case may be, are then being conducted for delivery on the first day of such Interest Period), or, in the case of LIBOR Loans, that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its portion of such LIBOR Loans during such Interest Period, or that reasonable means do not exist for ascertaining LIBOR, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopier notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have determined that circumstances giving rise to such notice no longer exist, any request by the Borrower or any Subsidiary Borrower for a LIBOR Borrowing pursuant to Section 2.5 shall be deemed to be a request for an ABR Loan. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

SECTION 2.13.   Termination and Reduction of Commitments .

(a) The Commitments of all of the Lenders shall be automatically terminated on the Termination Date.

(b) Subject to Section 2.14(b), upon at least three Business Days’ prior irrevocable written or telecopy notice to the Administrative Agent (which shall promptly notify each Lender), the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided that (i) each partial reduction shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $10,000,000 and (ii) the Borrower shall not be entitled to make any such termination or reduction that would reduce the Total Commitment to an amount less than the sum of the aggregate outstanding principal Dollar Equivalent Amount of the Loans.

(c) Subject to Section 2.14(b), if on any date the Borrower shall incur Indebtedness under any Senior Notes, the Total Commitment shall be permanently reduced by the aggregate amount thereof.

(d) Each reduction in the Total Commitment hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. The Borrower shall pay to the Administrative Agent for the account of the Lenders on the date of each termination or reduction in the Total Commitment, the Facility Fees and the Utilization Fees on the amount of the Commitments so terminated or reduced accrued to the date of such termination or reduction.

SECTION 2.14.   Prepayment of Loans.

(a) Prior to the Termination Date, the Borrower or any applicable Subsidiary Borrower shall have the right at any time, and from time to time, to prepay any Revolving Credit Borrowing, in whole or in part, subject to the requirements of Section 2.18 but otherwise without premium or penalty, upon prior written or telecopy notice to the Administrative Agent (which shall promptly notify each Lender) before 2:00 p.m. New York City time of at least one Business Day in the case of an ABR Loan or FFR Loan, and of at least three Working Days in the case of a LIBOR Loan; provided that each such partial prepayment shall be in a minimum aggregate principal Dollar Equivalent Amount of $1,000,000 or a whole multiple in excess thereof.

(b) On any date when the sum of the Dollar Equivalent Amount of the aggregate outstanding Loans (after giving effect to any Borrowings effected on such date) exceeds the Total Commitment, the Borrower and/or any applicable Subsidiary Borrower shall make a mandatory prepayment of the Loans in such amount as may be necessary so that the Dollar Equivalent Amount of the aggregate amount of outstanding Loans after giving effect to such prepayment does not exceed the Total Commitment then in effect. Any prepayments required by this paragraph shall be applied first to outstanding ABR Loans and second to FFR Loans, in each case, up to the full amount thereof before they are applied to outstanding LIBOR Loans.

(c) On any date the Borrower shall cease to own, directly or through wholly-owned Subsidiaries, all of the capital stock of any Subsidiary Borrower, free and clear of any direct or indirect Liens, such Subsidiary Borrower shall make a mandatory prepayment of all outstanding Loans made to it.

(d) Each notice of prepayment pursuant to this Section 2.14 shall specify the specific Borrowing(s), the prepayment date and the aggregate principal amount of each Borrowing to be prepaid, shall be irrevocable and shall commit the Borrower or the applicable Subsidiary Borrower to prepay such Borrowing(s) by the amount stated therein. All prepayments under this Section 2.14 shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment and any amounts due pursuant to Section 2.18.

SECTION 2.15.   Eurocurrency Reserve Costs.

The Borrower and any applicable Subsidiary Borrower shall pay to the Administrative Agent for the account of each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of, or including, Eurocurrency Liabilities (as defined in Regulation D of the Board) (or, at any time when such Lender may be required by the Board or by any other Governmental Authority, whether within the United States or in another relevant jurisdiction, to maintain reserves against any other category of liabilities which includes deposits by reference to which LIBOR is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender which includes any such LIBOR Loans), additional interest on the unpaid principal amount of each LIBOR Loan made to the Borrower or such Subsidiary Borrower by such Lender, from the date of such Loan until such Loan is paid in full, at an interest rate per annum equal at all times during the Interest Period for such Loan to the remainder obtained by subtracting (i) LIBOR for such Interest Period from (ii) the rate obtained by multiplying LIBOR as referred to in clause (i) above by the Statutory Reserves of such Lender for such Interest Period. Such additional interest shall be determined by such Lender and notified to the Borrower (with a copy to the Administrative Agent) not later than five Business Days before the next Interest Payment Date for such Loan, and such additional interest so notified to the Borrower or the applicable Subsidiary Borrower by any Lender shall be payable to the Administrative Agent for the account of such Lender on each Interest Payment Date for such Loan.

SECTION 2.16.   Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision herein, if after the date of this Agreement any change in Applicable Law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) (i) shall subject any Lender to, or increase the net amount of, any tax, levy, impost, duty, charge, fee, deduction or withholding with respect to any Loan, or shall change the basis of taxation of payments to any Lender of the principal of or interest on any Loan made by such Lender or any other fees or amounts payable hereunder (other than (x) taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or its applicable Lending Office or by any political subdivision or taxing authority therein (or any tax which is enacted or adopted by such jurisdiction, political subdivision or taxing authority as a direct substitute for any such taxes) or (y) any tax, assessment, or other governmental charge that would not have been imposed but for the failure of any Lender to comply with any certification, information, documentation or other reporting requirement), (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, or (iii) shall impose on any Lender or eurocurrency market any other condition affecting this Agreement or any Loan made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed in good faith by such Lender to be material, then the Borrower or the applicable Subsidiary Borrower shall pay such additional amount or amounts as will compensate such Lender for such increase or reduction to such Lender upon demand by such Lender.

(b) If, after the date of this Agreement, any Lender shall have determined in good faith that the adoption after the date hereof of or any change after the date hereof in any applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any Lending Office of such Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of its Obligations hereunder to a level below that which such Lender (or its holding company) could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender’s policies or the policies of its holding company, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then, from time to time, the Borrower or the applicable Subsidiary Borrower shall pay to the Administrative Agent for the account of such Lender (or its holding company) such additional amount or amounts as will compensate such Lender for such reduction upon demand by such Lender.

(c) A certificate of a Lender setting forth in reasonable detail (i) such amount or amounts as shall be necessary to compensate such Lender as specified in paragraph (a) or (b) above, as the case may be, and (ii) the calculation of such amount or amounts referred to in the preceding clause (i), shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower or the applicable Subsidiary Borrower shall pay the Administrative Agent for the account of such Lender the amount shown as due on any such certificate within 10 Business Days after its receipt of the same.

(d) Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any Interest Period shall not constitute a waiver of such Lender’s rights to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to such Interest Period or any other Interest Period. The protection of this Section 2.16 shall be available to each Lender regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which shall have been imposed.

(e) Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that (i) would cause it to incur any increased cost under this Section 2.16, Section 2.17 or Section 2.22 or (ii) would require the Borrower or any Subsidiary Borrower to pay an increased amount under this Section 2.16, Section 2.17 or Section 2.22, it will use reasonable efforts to notify the Borrower of such event or condition and, to the extent not inconsistent with such Lender’s internal policies, will use its reasonable efforts to make, fund or maintain the affected Loans of such Lender through another Lending Office of such Lender if as a result thereof the additional monies which would otherwise be required to be paid or the reduction of amounts receivable by such Lender thereunder in respect of such Loans would be materially reduced, or any inability to perform would cease to exist, or the increased costs which would otherwise be required to be paid in respect of such Loans pursuant to this Section 2.16, Section 2.17 or Section 2.22 would be materially reduced or the taxes or other amounts otherwise payable under this Section 2.16, Section 2.17 or Section 2.22 would be materially reduced, and if, as determined by such Lender, in its sole reasonable discretion, the making, funding or maintaining of such Loans through such other Lending Office would not otherwise materially adversely affect such Loans.

(f) In the event any Lender shall have delivered to the Borrower a notice that LIBOR Loans are no longer available from such Lender pursuant to Section 2.17, that amounts are due to such Lender pursuant to paragraph (c) above, that any of the events designated in paragraph (e) above have occurred or that such Lender shall not be rated at least BBB by S&P and Baa2 by Moody’s, the Borrower may (but subject in any such case to the payments required by Section 2.18), provided that there shall exist no Default or Event of Default, upon at least five Business Days’ prior written or telecopier notice to such Lender and the Administrative Agent, but not more than 30 days after receipt of notice from such Lender, identify to the Administrative Agent a lending institution reasonably acceptable to the Administrative Agent which will purchase the Commitment, the amount of outstanding Loans from the Lender providing such notice and such Lender shall thereupon assign its Commitment, any Loans owing to such Lender to such replacement lending institution pursuant to Section 10.3. Such notice shall specify an effective date for such assignment and at the time thereof, the Borrower and/or the applicable Subsidiary Borrower shall pay all accrued interest, Facility Fees, Utilization Fees and all other amounts (including without limitation all amounts payable under this Section and Sections 2.22, 10.4 and 10.5) owing hereunder to such Lender as at such effective date for such assignment.

SECTION 2.17.   Change in Legality.

(a) Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby, then, by written notice to the Borrower and to the Administrative Agent, such Lender may:

(i) declare that LIBOR Loans will not thereafter be made by such Lender hereunder, whereupon the Borrower shall be prohibited from requesting LIBOR Loans from such Lender hereunder unless such declaration is subsequently withdrawn; and

(ii) require that all outstanding LIBOR Loans (in Dollars) made by it be converted to ABR Loans in which event (A) all such LIBOR Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.17(b) and (B) all payments and prepayments of principal which would otherwise have been applied to repay the converted LIBOR Loans shall instead be applied to repay the ABR Loan resulting from the conversion of such LIBOR Loans.

(b) For purposes of this Section 2.17, a notice to the Borrower by any Lender pursuant to Section 2.17(a) shall be effective on the date of receipt thereof by the Borrower.

SECTION 2.18.   Reimbursement of Lenders.

(a) The Borrower shall reimburse each Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released (i) by any prepayment (for any reason, including any refinancing) of any LIBOR if such Loan is repaid other than on the last day of the applicable Interest Period for such Loan or (ii) in the event that after the Borrower or any Subsidiary Borrower delivers a notice of borrowing under Section 2.5 in respect of LIBOR Loans, the applicable Loan is not made on the first day of the Interest Period specified by the Borrower or the applicable Subsidiary Borrower for any reason other than (I) a suspension or limitation under Section 2.17 of the right of the Borrower or any Subsidiary Borrower to select a LIBOR Loan or (II) a breach by such Lender of its obligations hereunder. In the case of such failure to borrow, such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount not borrowed, at a rate of interest equal to the interest rate applicable to such Loan pursuant to Section 2.10, for the period from the date of such failure to borrow to the last day of the Interest Period for such Loan which would have commenced on the date of such failure to borrow, over (B) the amount realized by such Lender in reemploying the funds not advanced during the period referred to above. In the case of a payment other than on the last day of the Interest Period for a Loan, such loss shall be the amount of the excess, if any, of (A) the amount of interest which would have accrued on the amount so paid at a rate of interest equal to the interest rate applicable to such Loan pursuant to Section 2.10, for the period from the date of such payment to the last day of the then current Interest Period for such Loan, over (B) an amount equal to the product of (x) the amount of the Loan so paid times (y) the current daily yield on U.S. Treasury Securities (at such date of determination) with maturities approximately equal to the remaining Interest Period for such Loan times (z) the number of days remaining in the Interest Period for such Loan. Each Lender shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error. The Borrower shall pay to the Administrative Agent for the account of each Lender the amount shown as due on any certificate within thirty (30) days after its receipt of the same.

(b) In the event the Borrower or any Subsidiary Borrower fails to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.14(a), the Borrower on demand by any Lender shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Each Lender shall deliver to the Borrower and the Administrative Agent from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error.

SECTION 2.19.   Pro Rata Treatment.

Except as permitted under Sections 2.15, 2.16(c), 2.16(f), 2.17, 2.18 and 4.1(e), each Borrowing under the Commitments and each reduction of the Total Commitment shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amount of their Revolving Credit Loans) and each payment or prepayment of principal of any Borrowing and each payment of interest on the Revolving Credit Loans shall be allocated pro rata in accordance with the respective principal amount of the Revolving Credit Loans then held by the Lenders. Each Lender agrees that in computing such Lender’s portion of any Borrowing under the Commitments to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing computed in accordance with Section 2.1, to the next higher or lower whole Dollar amount.

SECTION 2.20.   Right of Setoff.

If any Event of Default shall have occurred and be continuing and any Lender shall have requested the Administrative Agent to declare the Loans immediately due and payable pursuant to Article 7, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by such Lender and any other indebtedness at any time owing by such Lender to, or for the credit or the account of, the Borrower or any Subsidiary Borrower (limited, in the case of any Subsidiary Borrower, to the extent of the Obligations owed by such Subsidiary Borrower under this Agreement), against any of and all the Obligations now or hereafter existing under this Agreement and the Loans, irrespective of whether or not such Lender shall have made any demand under this Agreement or such Loans and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 2.20 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have and are subject to the provisions of Section 8.2.

SECTION 2.21.   Manner of Payments.

All payments by the Borrower or any Subsidiary Borrower hereunder shall be made in immediately available funds, without setoffs, deductions or counterclaims, at the Funding Office no later than 4:30 p.m., New York City time, on the date on which such payment shall be due. Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to, but excluding, the date on which such Loan is paid or refinanced with a Loan of a different Interest Rate Type. All interest and principal payments in respect of any Loan shall be made in the Currency in which such Loan is denominated. All other payments shall be made in Dollars.

SECTION 2.22.   Withholding Taxes.

(a) Prior to the date of the initial Loans hereunder, and from time to time thereafter if requested by the Borrower or the Administrative Agent or required because, as a result of a change in Applicable Law or a change in circumstances or otherwise, a previously delivered form or statement becomes incomplete or incorrect in any material respect, each Lender organized under the laws of a jurisdiction outside the United States shall, to the extent it may lawfully do so, provide, if applicable, the Administrative Agent and the Borrower with complete, accurate and duly executed forms or other statements prescribed by a Governmental Authority certifying such Lender’s exemption, if any, from, or entitlement to a reduced rate, if any, of, withholding taxes (including backup withholding taxes) with respect to all payments to be made to such Lender hereunder.

(b) The Borrower, any applicable Subsidiary Borrower and the Administrative Agent shall be entitled to deduct and withhold any and all present or future taxes or withholdings, and all liabilities with respect thereto, from payments hereunder, if and to the extent that the Borrower, any applicable Subsidiary Borrower or the Administrative Agent in good faith determines that such deduction or withholding is required by Applicable Law, including, without limitation, any applicable treaty. In the event the Borrower, any applicable Subsidiary Borrower or the Administrative Agent shall so determine that deduction or withholding of taxes is required, it shall advise the affected Lender as to the basis of such determination prior to actually deducting and withholding such taxes. In the event the Borrower, any applicable Subsidiary Borrower or the Administrative Agent shall so deduct or withhold taxes from amounts payable hereunder, it (i) shall pay to or deposit with the appropriate taxing authority in a timely manner the full amount of taxes it has deducted or withheld; (ii) shall provide evidence of payment of such taxes to, or the deposit thereof with, the appropriate taxing authority and a statement setting forth the amount of taxes deducted or withheld, the applicable rate, and any other information or documentation reasonably requested by the Lenders from whom the taxes were deducted or withheld; and (iii) shall forward to such Lenders any receipt for such payment or deposit of the deducted or withheld taxes as may be issued from time to time by the appropriate taxing authority. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, in the case of extensions of credit made under the Commitments, the Borrower, any applicable Subsidiary Borrower or the Administrative Agent may withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender.

(c)  Each Lender agrees (i) that as between it and the Borrower, any Subsidiary Borrower or the Administrative Agent, it shall be the Person to deduct and withhold taxes, and to the extent required by law it shall deduct and withhold taxes, on amounts that such Lender may remit to any other Person(s) by reason of any undisclosed transfer or assignment of an interest in this Agreement to such other Person(s) pursuant to paragraph (g) of Section 10.3 and (ii) to indemnify the Borrower, any applicable Subsidiary Borrower and the Administrative Agent and any of their officers, directors, agents, or employees against, and to hold them harmless from, any tax, interest, additions to tax, penalties, reasonable counsel and accountants’ fees, disbursements or payments arising from the assertion by any appropriate taxing authority of any claim against them relating to a failure to withhold taxes as required by Applicable Law with respect to amounts described in clause (i) of this paragraph (c).

(d) Each assignee of a Lender’s interest in this Agreement in conformity with Section 10.3 shall be bound by this Section 2.22, so that such assignee will have all of the obligations and provide all of the forms and statements and all indemnities, representations and warranties required to be given under this Section 2.22.

(e) In the event that any (a) withholding taxes imposed by any jurisdiction outside the United States shall become payable for any reason or (b) United States withholding taxes shall become payable as a result of any change in any statute, treaty, ruling, determination or regulation occurring after the Initial Date (as defined below), in respect of any sum payable hereunder or under any other Fundamental Document to any Lender or the Administrative Agent (i) the sum payable by the Borrower or any Subsidiary Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.22) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower, any Subsidiary Borrower, the Lender or the Administrative Agent (as the case may be) shall make such deductions and (iii) the Borrower, any applicable Subsidiary Borrower, the Lender or the Administrative Agent (as the case may be) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law. For purposes of this Section 2.22, the term “Initial Date” shall mean (i) in the case of the Administrative Agent, the date hereof, (ii) in the case of each Lender as of the date hereof, the date hereof and (iii) in the case of any other Lender, the effective date of the Assignment and Acceptance pursuant to which it became a Lender.

SECTION 2.23.   Certain Pricing Adjustments.

The Facility Fee, the applicable LIBOR Spread, the applicable FFR Spread and the Utilization Fee Percentage in effect from time to time shall be determined in accordance with the following table:

S&P/Moody’s/Fitch Rating Equivalent of the Borrower’s senior unsecured long-term debt	Facility Fee (in Basis Points)	Applicable LIBOR Spread (in Basis Points)	Applicable FFR Spread (in Basis Points)	Utilization Fee Percentage (in Basis Points)

A/A2/A or better	7.0	18.0	18.0	10.0
A-/A3/A-	8.0	22.0	22.0	10.0
BBB+/Baa1/BBB+	10.0	30.0	30.0	10.0
BBB/Baa2/BBB	12.0	38.0	38.0	10.0
BBB-/Baa3/BBB-	15.0	47.5	47.5	12.5
BB+/Ba1/BB+ or worse	17.5	70.0	70.0	12.5

In the event the S&P, Moody’s and Fitch ratings on the Borrower’s senior non-credit enhanced unsecured long-term debt are not equivalent to each other, the second highest rating among S&P, Moody’s and Fitch will determine Facility Fee, the applicable LIBOR Spread, the applicable FFR Spread and the Utilization Fee Percentage. In the event that (a) the Borrower’s senior non-credit enhanced unsecured long-term debt is rated by (i) Fitch and only one of S&P or Moody’s, or (ii) only one of S&P or Moody’s (for any reason, including if S&P or Moody’s shall cease to be in the business of rating corporate debt obligations), and not by Fitch, or (b) if the rating system of any of S&P, Moody’s or Fitch shall change, then an amendment shall be negotiated in good faith (and shall be effective only upon approval by the Borrower and the Supermajority Lenders) to the references to specific ratings in the table above to reflect such changed rating system or the unavailability of ratings from such rating agency (including an amendment to provide for the substitution of an equivalent or successor ratings agency). In the event that the Borrower’s senior non-credit enhanced unsecured long-term debt is (i) not rated by any of S&P, Moody’s or Fitch or (ii) rated only by Fitch, then the Facility Fee, the applicable LIBOR Spread, the applicable FFR Spread and the Utilization Fee Percentage shall be deemed to be calculated as if the lowest rating category set forth above applied. Any increase in the Facility Fee, the applicable LIBOR Spread, the applicable FFR Spread or the Utilization Fee Percentage determined in accordance with the foregoing table shall become effective on the date of announcement or publication by the Borrower or the applicable rating agency of a reduction in such rating or, in the absence of such announcement or publication, on the effective date of such decreased rating, or on the date of any request by the Borrower to the applicable rating agency not to rate its senior non-credit enhanced unsecured long-term debt or on the date any of such rating agencies announces it shall no longer rate the Borrower’s senior non-credit enhanced unsecured long-term debt. Any decrease in the Facility Fee, the applicable LIBOR Spread, the applicable FFR Spread or the Utilization Fee Percentage shall be effective on the date of announcement or publication by any of such rating agencies of an increase in rating or in the absence of announcement or publication on the effective date of such increase in rating.

3. REPRESENTATIONS AND WARRANTIES OF BORROWER

In order to induce the Lenders to enter into this Agreement and to make the Loans provided for herein, the Borrower makes the following representations and warranties to the Administrative Agent and the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

SECTION 3.1.   Corporate Existence and Power.

The Borrower and its Subsidiaries have been duly organized and are validly existing in good standing under the laws of their respective jurisdictions of incorporation and are in good standing or have applied for authority to operate as a foreign corporation in all jurisdictions where the nature of their properties or business so requires it and where a failure to be in good standing as a foreign corporation would have a Material Adverse Effect. The Borrower has the corporate power to execute, deliver and perform its obligations under this Agreement and the other Fundamental Documents and other documents contemplated hereby and to borrow and obtain other extensions of credit hereunder.

SECTION 3.2.   Corporate Authority and No Violation.

The execution, delivery and performance of this Agreement and the other Fundamental Documents and the borrowings and making of other extensions of credit hereunder (a) have been duly authorized by all necessary corporate action on the part of the Borrower, (b) will not violate any provision of any Applicable Law applicable to the Borrower or any of its Subsidiaries or any of their respective properties or assets, (c) will not violate any provision of the Certificate of Incorporation or By-Laws of the Borrower or any of its Subsidiaries, or any material Contractual Obligation of the Borrower or any of its Subsidiaries, (d) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any material indenture, agreement, bond, note or instrument and (e) will not result in the creation or imposition of any Lien upon any property or assets of the Borrower or any of its Subsidiaries other than pursuant to this Agreement or any other Fundamental Document.

SECTION 3.3.   Governmental and Other Approval and Consents.

No action, consent or approval of, or registration or filing with, or any other action by, any governmental agency, bureau, commission or court is required in connection with the execution, delivery and performance (including the borrowings and making of other extensions of credit hereunder) by the Borrower of this Agreement or the other Fundamental Documents.

SECTION 3.4.   Financial Statements of Borrower.

Except for the Disclosed Matters, the (a) audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of December 31, 2003 and December 31, 2004, and (b) unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of September, 30 2005, in each case, together with the related unaudited statements of income, shareholders’ equity and cash flows for the nine-month period then ended fairly present the financial position of the Borrower and its Consolidated Subsidiaries as at the dates indicated and the results of operations and cash flows for the periods indicated in conformity with GAAP subject to normal year-end adjustments in the case of such quarterly financial statements.

SECTION 3.5.   No Material Adverse Change.

Except for the Disclosed Matters, since December 31, 2004 there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and its Consolidated Subsidiaries taken as a whole; provided that the foregoing representation is made solely as of the Closing Date.

SECTION 3.6.   Copyrights, Patents and Other Rights.

Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, service marks, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.7.   Title to Properties.

Each of the Borrower and its Material Subsidiaries will have at the Closing Date good title or valid leasehold interests to each of the properties and assets reflected on the balance sheets referred to in Section 3.4 (other than properties or assets owned by Bishop’s Gate Residential Mortgage Trust), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, and all such properties and assets will be free and clear of Liens, except Permitted Encumbrances.

SECTION 3.8.   Litigation.

Except for matters arising from or related to the Disclosed Matters, there are no lawsuits or other proceedings pending (including, but not limited to, matters relating to environmental liability), or, to the knowledge of the Borrower, threatened, against or affecting the Borrower or any of its Subsidiaries or any of their respective properties, by or before any Governmental Authority or arbitrator, which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Authority, which default would have a Material Adverse Effect.

SECTION 3.9.   Federal Reserve Regulations.

Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, whether immediately, incidentally or ultimately, for any purpose violative of or inconsistent with any of the provisions of Regulation T, U or X of the Board.

SECTION 3.10.   Investment Company Act, Public Utility Company Act.

The Borrower is not, and will not during the term of this Agreement be, (x) an “investment company”, within the meaning of the Investment Company Act of 1940, as amended or (y) subject to regulation under the Public Utility Holding Company Act of 1935 or the Federal Power Act.

SECTION 3.11.   Enforceability.

This Agreement and the other Fundamental Documents when executed will constitute legal, valid and enforceable obligations (as applicable) of the Borrower and any Subsidiary Borrower (subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity).

SECTION 3.12.   Taxes.

The Borrower and each of its Subsidiaries have filed or caused to be filed all federal, provincial, state and local tax returns which are required to be filed, and have paid or have caused to be paid all taxes as shown on said returns or on any assessment received by them in writing, to the extent that such taxes have become due, except (a) as permitted by Section 5.4 or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.13.   Compliance with ERISA.

Each of the Borrower and its Subsidiaries is in compliance in all material respects with the provisions of ERISA and the Code applicable to Plans, and the regulations and published interpretations thereunder, if any, which are applicable to it and the applicable laws, rules and regulations of any jurisdiction applicable to Plans. Neither the Borrower nor any of its Subsidiaries has, with respect to any Plan, engaged in a prohibited transaction which would subject it to a material tax or penalty on prohibited transactions imposed by ERISA or Section 4975 of the Code. No liability to the PBGC that is material to the Borrower and its Subsidiaries taken as a whole has been, or to the Borrower’s best knowledge is reasonably expected to be, incurred with respect to the Plans and there has been no Reportable Event and no other event or condition that presents a material risk of termination of a Plan by the PBGC. Neither the Borrower nor any of its Subsidiaries has engaged in a transaction which would result in the incurrence of a material liability under Section 4069 of ERISA. As of the Closing Date, neither the Borrower nor any of its Subsidiaries contributes to a Multiemployer Plan, and has not incurred any liability that would be material to the Borrower and its Subsidiaries taken as a whole on account of a partial or complete withdrawal (as defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Plan.

SECTION 3.14.   Disclosure.

As of the Closing Date, this Agreement did not contain any untrue statement of a material fact or omit to state a material fact, under the circumstances under which it was made, necessary in order to make the statements contained herein not misleading. Except for the Disclosed Matters, at the Closing Date, there is no fact known to the Borrower which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15.   Environmental Liabilities.

Except with respect to any matters, that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

4. CONDITIONS OF LENDING

SECTION 4.1.   Conditions Precedent to Effectiveness.

The effectiveness of this Agreement is subject to the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received this Agreement and each of the other Fundamental Documents, each executed and delivered by a duly authorized officer of the Borrower.

(b) Corporate Documents for the Borrower. The Administrative Agent shall have received, with copies for each of the Lenders, a certificate of the Secretary or Assistant Secretary of the Borrower dated the date hereof and certifying (A) that attached thereto is a true and complete copy of its certificate of incorporation and by-laws as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of resolutions adopted by its Board of Directors authorizing the borrowings and other extensions of credit hereunder and the execution, delivery and performance in accordance with their respective terms of this Agreement and any other documents required or contemplated hereunder; and (C) as to the incumbency and specimen signature of each of its officers executing this Agreement or any other document delivered by it in connection herewith (such certificate to contain a certification by another of its officers as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (b)).

(c) Financial Statements. The Lenders shall have received the (i) audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of and for the fiscal years ended December 31, 2003 and December 31, 2004 (as modified and updated by the Disclosed Matters) and (ii) unaudited consolidated financial statements of the Borrower and its Consolidated Subsidiaries for the nine-month period ended September 30, 2005 (as modified and updated by the Disclosed Matters).

(d) Opinions of Counsel. The Administrative Agent shall have received the favorable written opinions, dated as of the date hereof and addressed to the Administrative Agent and the Lenders, of (i) internal counsel of PHH Corporation and (ii) Thacher Proffitt & Wood LLP, substantially in the form of Exhibits A-1 and A-2 hereto respectively.

(e) No Material Adverse Change. The Administrative Agent shall be satisfied that, except for the Disclosed Matters, no material adverse change shall have occurred with respect to the business, assets, operations or condition, financial or otherwise, of the Borrower and its Consolidated Subsidiaries, taken as a whole, since December 31, 2004.

(f) Payment of Fees. The Administrative Agent shall be satisfied that all amounts payable to the Joint Lead Arrangers, the Administrative Agent and the other Lenders pursuant hereto or with regard to the transactions contemplated hereby have been or are simultaneously being paid.

(g) Closing Date Payments. The Borrower and the Lenders shall have made such payments among themselves on the Closing Date as directed by the Administrative Agent with the result that, after giving effect thereto, the outstanding Revolving Credit Loans, if any, shall be held by the Lenders pro rata in accordance with their respective Commitments.

(h) Litigation. Except for matters arising from or related to the Disclosed Matters, no litigation shall be pending or, to the Borrower’s knowledge, threatened which would be likely to have a Material Adverse Effect, or which could reasonably be expected to materially adversely affect the ability of the Borrower to fulfill its obligations hereunder or to otherwise materially impair the interests of the Lenders.

(i) Officer’s Certificate. The Administrative Agent shall have received a certificate of the chief executive officer or chief financial officer or chief accounting officer of the Borrower certifying, as of the Closing Date, compliance with the conditions set forth in paragraphs (b) and (c) of Section 4.2.

SECTION 4.2.   Conditions Precedent to Each Loan. The obligation of the Lenders to make each Loan, including the initial Loan hereunder, is subject to the following conditions precedent:

(a) Notice. The Administrative Agent shall have received a notice with respect to such Borrowing as required by Article 2 hereof.

(b) Representations and Warranties. The representations and warranties set forth in Article 3 (other than those set forth in Section 3.5, which shall be deemed made only on the Closing Date) and in the other Fundamental Documents shall be true and correct in all material respects on and as of the date of each Borrowing hereunder (except to the extent that such representations and warranties expressly relate to an earlier date) with the same effect as if made on and as of such date; provided that this condition shall not apply to a Revolving Credit Borrowing which is solely refinancing outstanding Revolving Credit Loans and which, after giving effect thereto, has not increased the aggregate amount of outstanding Revolving Credit Loans.

(c) No Event of Default. On the date of each Borrowing, the Borrower shall be in material compliance with all of the terms and provisions set forth herein to be observed or performed and no Event of Default or Default shall have occurred and be continuing on such date or after giving effect to the Borrowing to be made on such date; provided that this condition shall not apply to a Revolving Credit Borrowing which is solely refinancing outstanding Revolving Credit Loans and which, after giving effect thereto, has not increased the aggregate amount of outstanding Revolving Credit Loans.

(d) Each Loan for a Subsidiary Borrower. The representations and warranties contained in Section 3.1, 3.2 and 3.3 as to any Subsidiary Borrower to which a Loan is to be made shall be true and correct in all material respects on and as of the date of such Borrowing; provided, however, that this condition shall not apply to a Revolving Credit Borrowing which is solely refinancing outstanding Revolving Credit Loans and which, after giving effect thereto, has not increased the aggregate amount of outstanding Revolving Credit Loans.

Each Borrowing shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the matters specified in paragraphs (b) and (c) of this Section.

5. AFFIRMATIVE COVENANTS

For so long as the Commitments shall be in effect or any amount shall remain outstanding or unpaid under this Agreement, the Borrower agrees that, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of its Subsidiaries to:

SECTION 5.1.   Financial Statements, Reports, etc.

Deliver to each Lender:

(a) Except for the financial statements for the fiscal year ended December 31, 2005, which shall be furnished no later than June 15, 2006, as soon as is practicable, but in any event within 100 days after the end of each fiscal year of the Borrower, (i) either (A) consolidated statements of income (or operations) and consolidated statements of cash flows and changes in stockholders’ equity of the Borrower and its Consolidated Subsidiaries for such year and the related consolidated balance sheets as at the end of such year, or (B) the Form 10-K filed by the Borrower with the Securities and Exchange Commission and (ii) if not included in such Form 10-K, an opinion of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial position and results of operations of the Borrower and its Consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements were prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods;

(b) Except for the financial statements for the fiscal quarter ended March 31, 2006, which shall be furnished no later than June 15, 2006, as soon as is practicable, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year, either (i) the Form 10-Q filed by the Borrower with the Securities and Exchange Commission or (ii) the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, as at the end of such fiscal quarter, and the related unaudited statements of income and cash flows for such quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter and the corresponding figures as of the end of the preceding fiscal year, and for the corresponding period in the preceding fiscal year, in each case, together with a certificate (substantially in the form of Exhibit C) signed by the chief financial officer, the chief accounting officer or a vice president responsible for financial administration of the Borrower to the effect that such financial statements, while not examined by independent public accountants, reflect, in his opinion and in the opinion of the Borrower, all adjustments necessary to present fairly the financial position of the Borrower and its Consolidated Subsidiaries, as the case may be, as at the end of the fiscal quarter and the results of their operations for the quarter then ended in conformity with GAAP consistently applied, subject only to year-end and audit adjustments and to the absence of footnote disclosure;

(c) Together with the delivery of the statements referred to in paragraphs (a) and (b) of this Section 5.1, a certificate of the chief financial officer, chief accounting officer or a vice president responsible for financial administration of the Borrower, substantially in the form of Exhibit C hereto (i) stating whether or not the signer has knowledge of any Default or Event of Default and, if so, specifying each such Default or Event of Default of which the signer has knowledge and the nature thereof and (ii) demonstrating in reasonable detail compliance with the provisions of Sections 6.6 and 6.7;

(d) Promptly upon any executive officer of the Borrower or any of its Subsidiaries obtaining knowledge of the occurrence of any Default or Event of Default, a certificate of the president, chief financial officer or chief accounting officer of the Borrower specifying the nature and period of existence of such Default or Event of Default and what action the Borrower has taken, is taking and proposes to take with respect thereto; and

(e) Promptly upon any executive officer of the Borrower or any of its Subsidiaries obtaining knowledge of (i) the institution of any action, suit, proceeding, investigation or arbitration by any Governmental Authority or other Person against or affecting the Borrower or any of its Subsidiaries or any of their assets, or (ii) any material development in any such action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders), which, in each case might reasonably be expected to have a Material Adverse Effect, prompt notice thereof and such other information as may be reasonably available to it (without waiver of any applicable evidentiary privilege) to enable the Lenders to evaluate such matters.

SECTION 5.2.   Corporate Existence; Compliance with Statutes.

Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, rights, licenses, permits and franchises and comply, except where failure to comply, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, with all provisions of Applicable Law, and all applicable restrictions imposed by any Governmental Authority, and all state and provincial laws and regulations of similar import; provided that mergers, dissolutions and liquidations permitted under Section 6.3 shall be permitted.

SECTION 5.3.   Insurance.

Maintain with good and reputable insurers insurance in such amounts and against such risks as are customarily insured against by companies in similar businesses; provided however, that (a) workmen’s compensation insurance or similar coverage may be effected with respect to its operations in any particular state or other jurisdiction through an insurance fund operated by such state or jurisdiction and (b) such insurance may contain self-insurance retention and deductible levels consistent as such insurance is usually carried by companies of established reputation and comparable size.

SECTION 5.4.   Taxes and Charges.

Duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all federal, state or local taxes, assessments, levies and other governmental charges, imposed upon the Borrower or any of its Subsidiaries or their respective properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies which if unpaid could reasonably be expected to result in a Material Adverse Effect; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto if reserves shall be deemed necessary by the Borrower in accordance with GAAP; and provided, further, that the Borrower will pay all such taxes, assessments, levies or other governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor (unless the same is fully bonded or otherwise effectively stayed).

SECTION 5.5.   ERISA Compliance and Reports.

Furnish to the Administrative Agent (a) as soon as possible, and in any event within 30 days after any executive officer (as defined in Regulation C under the Securities Act of 1933, as amended) of the Borrower knows that (i) any Reportable Event with respect to any Plan has occurred, a statement of the chief financial officer of the Borrower, setting forth details as to such Reportable Event and the action which it proposes to take with respect thereto, together with a copy of the notice, if any, required to be filed by the Borrower or any of its Subsidiaries of such Reportable Event with the PBGC or (ii) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard or an extension of any amortization period under Section 412 of the Code with respect to a Plan, a Plan has been or is proposed to be terminated in a “distress termination” (as defined in Section 4041(c) of ERISA), proceedings have been instituted to terminate a Plan or a Multiemployer Plan, a proceeding has been instituted to collect a delinquent contribution to a Plan or a Multiemployer Plan, or either the Borrower or any of its Subsidiaries will incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063 or 4064 of ERISA or the withdrawal or partial withdrawal from a Multiemployer Plan under Section 4201 or 4204 of ERISA, a statement of the chief financial officer of the Borrower, setting forth details as to such event and the action it proposes to take with respect thereto, (b) promptly upon the reasonable request of the Administrative Agent, copies of each annual and other report with respect to each Plan and (c) promptly after receipt thereof, a copy of any notice the Borrower or any of its Subsidiaries may receive from the PBGC relating to the PBGC’s intention to terminate any Plan or to appoint a trustee to administer any Plan; provided that the Borrower shall not be required to notify the Administrative Agent of the occurrence of any of the events set forth in the preceding clauses (a) and (c) unless such event, individually or in the aggregate, could reasonably be expected to result in a material liability to the Borrower and its Subsidiaries taken as a whole. The Administrative Agent shall provide any information delivered to it under this Section 5.5 to any Lender upon such Lender’s request.

SECTION 5.6.   Maintenance of and Access to Books and Records; Examinations.

Maintain or cause to be maintained at all times true and complete books and records of its financial operations (in accordance with GAAP) and provide the Administrative Agent and its representatives reasonable access to all such books and records and to any of their properties or assets during regular business hours (provided that reasonable access to such books and records and to any of the Borrower’s properties or assets shall be made available to the Lenders if an Event of Default has occurred and is continuing), in order that the Administrative Agent may make such audits and examinations and make abstracts from such books, accounts and records and may discuss the affairs, finances and accounts with, and be advised as to the same by, officers and independent accountants, all as the Administrative Agent may deem appropriate for the purpose of verifying the various reports delivered pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement.

SECTION 5.7.   Maintenance of Properties.

Keep its properties which are material to its business in good repair, working order and condition consistent with companies of established reputation and comparable size.

6. NEGATIVE COVENANTS

For so long as the Commitments shall be in effect or any amount shall remain outstanding or unpaid under this Agreement, unless the Required Lenders shall otherwise consent in writing, the Borrower agrees that it will not, nor will it permit any of its Subsidiaries to, directly or indirectly:

SECTION 6.1.   Limitation on Material Subsidiary Indebtedness.

Incur, assume or suffer to exist any Indebtedness of any Material Subsidiary which principally transacts business in the United States, except:

(a) Indebtedness in existence on the date hereof, or required to be incurred pursuant to a contractual obligation in existence on the date hereof, which in either case (to the extent not otherwise permitted by paragraphs (b)-(i) of this Section 6.1), is listed on Schedule 6.1 hereto, but not any extensions or renewals thereof, unless effected on substantially the same terms or on terms not more adverse to the Lenders;

(b) purchase money Indebtedness (including Capital Leases) to the extent permitted under Section 6.4(b);

(c) Indebtedness owing by any Material Subsidiary to the Borrower or any other Subsidiary;

(d) Indebtedness of any Material Subsidiary of the Borrower issued and outstanding prior to the date on which such Subsidiary became a Subsidiary of the Borrower (other than Indebtedness issued in connection with, or in anticipation of, such Subsidiary becoming a Subsidiary of the Borrower); provided that immediately prior and on a Pro Forma Basis after giving effect to, such Person becoming a Subsidiary of the Borrower, no Default or Event of Default shall occur or then be continuing and the aggregate principal amount of such Indebtedness, when added to the aggregate outstanding principal amount of Indebtedness permitted by paragraphs (e) and (f) below, shall not exceed $150,000,000;

(e) any renewal, extension or modification of Indebtedness under paragraph (d) above so long (i) as such renewal, extension or modification is effected on substantially the same terms or on terms which, in the aggregate, are not more adverse to the Lenders and (ii) the principal amount of such Indebtedness is not increased;

(f) other Indebtedness of any Material Subsidiary in an aggregate principal amount which, when added to the aggregate outstanding principal amount of Indebtedness permitted by paragraphs (d) and (e) above, does not exceed $150,000,000;

(g) Indebtedness of Special Purpose Vehicle Subsidiaries incurred to finance investment in lease agreements and vehicles by such Subsidiaries, so long as the lender (and any other party) in respect of such Indebtedness has recourse, if any, solely to the assets of such Special Purpose Vehicle Subsidiary;

(h) Indebtedness of any Asset Securitization Subsidiary incurred solely to finance asset securitization transactions as long as (i) such Indebtedness is unsecured or is secured solely as permitted by Section 6.4(n), and (ii) the lender (and any other party) in respect of such Indebtedness has recourse (other than customary limited recourse based on misrepresentations or failure of such assets to meet customary eligibility criteria), if any, solely to the assets securitized in the applicable asset securitization transaction and, if such Asset Securitization Subsidiary is of the type described in clause (i) of the definition of “Asset Securitization Subsidiary”, the capital stock of such Asset Securitization Subsidiary;

(i) Indebtedness (other than Indebtedness of Asset Securitization Subsidiaries incurred to finance asset securitization transactions permitted by this Agreement) consisting of the obligation to repurchase mortgages and related assets or secured by mortgages and related assets in connection with other mortgage warehouse financing arrangements, if the aggregate principal amount of all such Indebtedness does not exceed $1,150,000,000;

(j) Indebtedness incurred under the PHH Home Loans Credit Agreement, in an aggregate principal amount not to exceed $300,000,000; and

(k) Indebtedness of any Subsidiary Borrower incurred under this Agreement or under the Existing PHH Credit Agreement.

SECTION 6.2.   Limitation on Transactions with Affiliates.

Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than the Borrower or a wholly-owned Subsidiary of the Borrower) unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

SECTION 6.3.   Consolidation, Merger, Sale of Assets.

(a) Neither the Borrower nor any of its Material Subsidiaries (in one transaction or series of transactions) will wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, except any merger, consolidation, dissolution or liquidation (i) in which the Borrower is the surviving entity or if the Borrower is not a party to such transaction then a Subsidiary is the surviving entity, (ii) in which the surviving entity becomes a Material Subsidiary of the Borrower immediately upon the effectiveness of such merger, consolidation, dissolution or liquidation or (iii) in connection with a transaction permitted by Section 6.3(b); provided that immediately prior to and on a Pro Forma Basis after giving effect to such transaction no Default or Event of Default has occurred or is continuing.

(b) Sell or otherwise dispose of (i) all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole or (ii) all or substantially all of the assets of PHH Mortgage Corporation and its Subsidiaries, taken as a whole; provided that it is understood for purposes of clarity that this Section 6.3(b) shall not prohibit or limit in any respect transactions in the ordinary course of business of the Borrower or any of its Subsidiaries (including but not limited to asset securitization transactions or similar transactions entered into in the ordinary course of business).

SECTION 6.4.   Limitations on Liens.

Suffer any Lien on the property of the Borrower or any of the Material Subsidiaries which principally transact business in the United States, except:

(a) deposits under worker’s compensation, unemployment insurance and social security laws or to secure statutory obligations or surety or appeal bonds or performance or other similar bonds in the ordinary course of business, or statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens, in respect of liabilities which are not yet due or which are being contested in good faith, Liens for taxes not yet due and payable, and Liens for taxes due and payable, the validity or amount of which is currently being contested in good faith by appropriate proceedings and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed);

(b) purchase money Liens granted to the vendor or Person financing the acquisition of property, plant or equipment if (i) limited to the specific assets acquired and, in the case of tangible assets, other property which is an improvement to or is acquired for specific use in connection with such acquired property or which is real property being improved by such acquired property; (ii) the debt secured by such Lien is the unpaid balance of the acquisition cost of the specific assets on which the Lien is granted; and (iii) such transaction does not otherwise violate this Agreement;

(c) Liens upon real and/or personal property, which property was acquired after the Closing Date (by purchase, construction or otherwise) by the Borrower or any of its Material Subsidiaries, each of which Liens existed on such property before the time of its acquisition and was not created in anticipation thereof; provided that no such Lien shall extend to or cover any property of the Borrower or such Material Subsidiary other than the respective property so acquired and improvements thereon;

(d) Liens arising out of attachments, judgments or awards as to which an appeal or other appropriate proceedings for contest or review are promptly commenced (and as to which foreclosure and other enforcement proceedings (i) shall not have been commenced (unless fully bonded or otherwise effectively stayed) or (ii) in any event shall be promptly fully bonded or otherwise effectively stayed);

(e) Liens created under any Fundamental Document as contemplated by this Agreement;

(f) Liens securing Indebtedness of any Material Subsidiary to the Borrower;

(g) Liens covering only the property or assets of any Special Purpose Vehicle Subsidiary and securing only such Indebtedness of such Special Purpose Vehicle Subsidiary as is permitted under Section 6.1(g) hereof;

(h) other Liens incidental to the conduct of its business or the ownership of its property and other assets, which do not secure any Indebtedness and did not otherwise arise in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the aggregate, materially detract from the value of its property or other assets or materially impair the use thereof in the operation of its business;

(i) to the extent not otherwise permitted by this Section 6.4, Liens existing on the Closing Date listed on Schedule 6.4 hereto and any extensions or renewals thereof;

(j) Liens securing indebtedness in respect of one or more asset securitization transactions, which indebtedness is not reported on a consolidated balance sheet of the Borrower and its Subsidiaries, covering only the assets securitized in the asset securitization transaction financed by such indebtedness and the capital stock of any special purpose vehicle the sole purpose of which is to effectuate such asset securitization transaction;

(k) other Liens securing obligations having an aggregate principal amount not to exceed $150,000,000;

(l) Liens securing Indebtedness permitted by Section 6.1(j);

(m) Liens on cash of Atrium Insurance Corporation in connection with its reinsurance business;

(n) Liens securing Indebtedness and related obligations of an Asset Securitization Subsidiary in respect of one or more asset securitization transactions, which Indebtedness is reported on a consolidated balance sheet of the Borrower and its Subsidiaries, covering only the assets securitized in the asset securitization transaction financed by such Indebtedness and, if an Asset Securitization Subsidiary is of the type described in clause (i) of the definition of “Asset Securitization Subsidiary”, the capital stock of such Asset Securitization Subsidiary; and

(o) Liens on mortgages and related assets securing obligations to the extent such obligations are permitted by Section 6.1(i).

SECTION 6.5.   Sale and Leaseback.

Enter into any arrangement with any Person or Persons, whereby in contemporaneous transactions the Borrower or any of its Subsidiaries sells essentially all of its right, title and interest in a material asset and the Borrower or any of its Subsidiaries acquires or leases back the right to use such property except that the Borrower or any of its Subsidiaries may enter into sale-leaseback transactions relating to assets not in excess of $100,000,000 in the aggregate on a cumulative basis, and except (a) the LEAF Trust Transaction; and (b) without limiting the foregoing clause (a), any sale-leaseback transaction entered into in connection with an asset securitization transaction the indebtedness or Indebtedness relating to which is permitted to be secured pursuant to Section 6.4(k) or 6.4(n).

SECTION 6.6.   Consolidated Net Worth.

Permit Consolidated Net Worth on the last day of any fiscal quarter to be less than the sum of (i) $1,000,000,000 plus (ii) 25% of Consolidated Net Income, if positive, for each fiscal quarter ended after December 31, 2004.

SECTION 6.7.   Ratio of Indebtedness To Tangible Net Worth.

Permit, at any time, the ratio of Indebtedness of the Borrower and its Subsidiaries to Tangible Net Worth to exceed 10.0 to 1.0.

SECTION 6.8.   Accounting Practices.

Establish a fiscal year ending on other than December 31, or modify or change accounting treatments or reporting practices except as otherwise required or permitted by GAAP.

SECTION 6.9.   Restrictions Affecting Subsidiaries.

Enter into, or suffer to exist, any Contractual Obligation with any Person, which prohibits or limits the ability of any Material Subsidiary (other than Special Purpose Vehicle Subsidiaries and Asset Securitization Subsidiaries) to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any other Subsidiary, (b) make loans or advances to the Borrower or any other Subsidiary or (c) transfer any of its properties or assets to the Borrower or any other Subsidiary; provided, however, that this Section 6.9 shall not apply to (A) any tangible net worth requirements and/or restrictions applicable to PHH Home Loans, LLC, pursuant to the PHH Home Loans Credit Agreement or (B) any restrictions imposed by Applicable Law, including, without limitation, any Applicable Law restricting payment of dividends or other distributions by Atrium Insurance Corporation.

7. EVENTS OF DEFAULT

In the case of the happening and during the continuance of any of the following events (herein called “Events of Default”):

(a) any representation or warranty made or deemed made by the Borrower or any Subsidiary Borrower in this Agreement or any other Fundamental Document or in connection with this Agreement or the Borrowings (or other extensions of credit) hereunder, or any statement or representation made in any report, financial statement, certificate or other document furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender under or in connection with this Agreement, shall prove to have been false or misleading in any material respect when made or delivered;

(b) default shall be made in the payment of any principal of or interest on any Loan or of any fees or other amounts payable by the Borrower or any Subsidiary Borrower hereunder, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and in the case of payments of interest, such default shall continue unremedied for five Business Days, and in the case of payments other than of any principal amount of or interest on any Loan, such default shall continue unremedied for five Business Days after receipt by the Borrower or any Subsidiary Borrower of an invoice therefor;

(c) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.1(c) (with respect to notice of Default or Events of Default) or Article 6;

(d) default shall be made by the Borrower in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement or any other Fundamental Document and such default shall continue unremedied for thirty (30) days after the Borrower obtains knowledge of such occurrence;

(e) (i) default in payment shall be made with respect to any Indebtedness or Interest Rate Protection Agreements of the Borrower or any of its Subsidiaries (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness exceeds $25,000,000 (or its equivalent thereof in any other currency) in the aggregate; or (ii) default in payment or performance shall be made with respect to any Indebtedness or Interest Rate Protection Agreements of the Borrower or any of its Subsidiaries (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness or Interest Rate Protection Agreements exceeds $25,000,000 (or its equivalent thereof in any other currency) in the aggregate, if the effect of such default is to result in the acceleration of the maturity of such Indebtedness or Interest Rate Protection Agreement; or (iii) any other circumstance shall arise (other than the mere passage of time) by reason of which the Borrower or any Subsidiary of the Borrower is required to redeem or repurchase, or offer to holders the opportunity to have redeemed or repurchased, any such Indebtedness or Interest Rate Protection Agreement (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness or Interest Rate Protection Agreement exceeds $25,000,000 (or its equivalent thereof in any other currency) in the aggregate; provided that clause (iii) shall not apply to secured Indebtedness or Interest Rate Protection Agreement that becomes due as a result of a voluntary sale of the property or assets securing such Indebtedness or Interest Rate Protection Agreement or Indebtedness that is redeemed or repurchased at the option of the Borrower or any of its Subsidiaries and provided, further, that clauses (ii) and (iii) shall not apply to any Indebtedness or Interest Rate Protection Agreement of any Subsidiary issued and outstanding prior to the date such Subsidiary became a Subsidiary of the Borrower (other than Indebtedness or Interest Rate Protection Agreement issued in connection with, or in anticipation of, such Subsidiary becoming a Subsidiary of the Borrower) if such default or circumstance arises solely as a result of a “change of control” provision applicable to such Indebtedness or Interest Rate Protection Agreement which becomes operative as a result of the acquisition of such Subsidiary by the Borrower or any of its Subsidiaries;

(f) the Borrower or any of its Material Subsidiaries shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or the Borrower or any of its Material Subsidiaries shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property or shall file an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein; or the Borrower or any Material Subsidiary thereof shall take any action to authorize any of the foregoing;

(g) any involuntary case, proceeding or other action against the Borrower or any of its Material Subsidiaries shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of any order for relief against it or (ii) shall remain undismissed for a period of sixty (60) days;

(h) the occurrence of a Change in Control;

(i) final judgment(s) for the payment of money in excess of $25,000,000 (or its equivalent thereof in any other currency) shall be rendered against the Borrower or any of its Subsidiaries which within thirty (30) days from the entry of such judgment shall not have been discharged or stayed pending appeal or which shall not have been discharged within thirty (30) days from the entry of a final order of affirmance on appeal; or

(j) a Reportable Event relating to a failure to meet minimum funding standards or an inability to pay benefits when due shall have occurred with respect to any Plan under the control of the Borrower or any of its Subsidiaries and shall not have been remedied within 45 days after the occurrence of such Reportable Event, if the occurrence thereof could reasonably be expected to have a Material Adverse Effect;

then, in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may or, if directed by the Required Lenders, shall take either or both of the following actions, at the same or different times: terminate forthwith the Commitments and/or declare the principal of and the interest on the Loans and all other amounts payable hereunder or thereunder to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement to the contrary notwithstanding; provided that, in the case of a payment of principal default pursuant to paragraph (b), the Administrative Agent, unless it is directed to do so by the Required Lenders, will not take either or both of such actions for three Business Days. If an Event of Default specified in paragraph (f) or (g) above shall have occurred, the principal of and interest on the Loans and all other amounts payable hereunder or thereunder shall thereupon and concurrently become due and payable without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement to the contrary notwithstanding and the Commitments of the Lenders shall thereupon forthwith terminate.

8. THE ADMINISTRATIVE AGENT

SECTION 8.1.   Administration by Administrative Agent.

The general administration of the Fundamental Documents and any other documents contemplated by this Agreement shall be by the Administrative Agent or its designees as provided for herein. Each of the Lenders hereby irrevocably authorizes the Administrative Agent, at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Fundamental Documents and any other documents contemplated by this Agreement as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in the Fundamental Documents.

SECTION 8.2.   Advances and Payments.

(a) On the date of each Loan, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the applicable Lenders, the amount of the Loan to be made by it in accordance with this Agreement. Each of the Lenders hereby authorizes and requests the Administrative Agent to advance for its account, pursuant to the terms hereof, the amount of the Loan to be made by it, unless with respect to any Lender, such Lender has theretofore specifically notified the Administrative Agent that such Lender does not intend to fund that particular Loan. Each of the Lenders agrees forthwith to reimburse the Administrative Agent in immediately available funds for the amount so advanced on its behalf by the Administrative Agent pursuant to the immediately preceding sentence. If any such reimbursement is not made in immediately available funds on the same day on which the Administrative Agent shall have made any such amount available on behalf of any Lender in accordance with this Section 8.2, such Lender shall pay interest to the Administrative Agent at a rate per annum equal to the Administrative Agent’s cost of obtaining overnight funds in the New York Federal Funds Market (or such other equivalent source of funds, as determined by the Administrative Agent, in respect of Loans denominated in a currency other than Dollars) for the period until such Lender makes such amount immediately available to the Administrative Agent. Notwithstanding the preceding sentence, if such reimbursement is not made by the second Business Day following the day on which the Administrative Agent shall have made any such amount available on behalf of any Lender or such Lender has indicated that it does not intend to reimburse the Administrative Agent, the Borrower shall immediately pay such unreimbursed advance amount (plus any accrued, but unpaid interest at the rate per annum equal to the interest rate applicable to such Loan) to the Administrative Agent.

(b) Any amounts received by the Administrative Agent in connection with this Agreement or the Loans the application of which is not otherwise provided for shall be applied, in accordance with each of the Lenders’ pro rata interest therein, first, to pay accrued but unpaid Facility Fees and Utilization Fees, second, to pay accrued but unpaid interest on the Loans, third, to pay the principal balance outstanding on the Loans and fourth, to pay other amounts payable to the Administrative Agent and/or the Lenders. All amounts to be paid to any of the Lenders by the Administrative Agent shall be credited to the applicable Lenders, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in such Lender’s correspondent account with the Administrative Agent, or as such Lender and the Administrative Agent shall from time to time agree.

SECTION 8.3.   Sharing of Setoffs and Cash Collateral.

Each of the Lenders agrees that if it shall, through the operation of Section 2.20 or the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender under any applicable bankruptcy, insolvency or other similar law, or otherwise (other than pursuant to Section 2.16(f)), obtain payment in respect of its Revolving Credit Loans as a result of which the unpaid portion of its Revolving Credit Loans is proportionately less than the unpaid portion of any of the other Lenders (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lenders a participation in the Revolving Credit Loans of such other Lenders, so that the aggregate unpaid principal amount of each of the Lenders’ Revolving Credit Loans and its participation in Revolving Credit Loans of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Revolving Credit Loans then outstanding as the principal amount of its Revolving Credit Loans prior to the obtaining of such payment was to the principal amount of all Revolving Credit Loans outstanding prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro rata.

SECTION 8.4.   Notice to the Lenders.

Upon receipt by the Administrative Agent from the Borrower of any communication calling for an action on the part of the Lenders, or upon notice to the Administrative Agent of any Event of Default, the Administrative Agent will in turn immediately inform the other Lenders in writing (which shall include telegraphic communications) of the nature of such communication or of the Event of Default, as the case may be.

SECTION 8.5.   Liability of the Administrative Agent.

(a) The Administrative Agent, when acting on behalf of the Lenders may execute any of its duties under this Agreement by or through its officers, agents, or employees and neither the Administrative Agent nor its directors, officers, agents, or employees shall be liable to the Lenders or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct. Neither the Administrative Agent nor its directors, officers, agents, and employees shall in any event be liable to the Lenders or to any of them for any action taken or omitted to be taken by it pursuant to instructions received by it from the Required Lenders or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, neither the Administrative Agent nor its respective directors, officers, employees, or agents shall be responsible to any of the Lenders for the due execution (other than its own), validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation made by any other Person in, or for the perfection of any security interest contemplated by, this Agreement or any related agreement, document or order or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants, or agreements of this Agreement or any related agreement or document.

(b) Neither the Administrative Agent nor its respective directors, officers, employees, or agents shall have any responsibility to the Borrower on account of the failure or delay in performance or breach by any of the Lenders or the Borrower of any of their respective obligations under this Agreement or any related agreement or document or in connection herewith or therewith.

(c) The Administrative Agent, in its capacity as such hereunder, shall be entitled to rely on any communication, instrument, or document reasonably believed by it to be genuine or correct and to have been signed or sent by a Person or Persons believed by it to be the proper Person or Persons, and it shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by it.

SECTION 8.6.   Reimbursement and Indemnification.

Each of the Lenders severally and not jointly agrees (i) to reimburse the Administrative Agent and the Joint Lead Arrangers, in the amount of its proportionate share, for any reasonable expenses and fees incurred for the benefit of the Lenders under the Fundamental Documents, including, without limitation, reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other reasonable expense incurred in connection with the administration or enforcement thereof not reimbursed by the Borrower or one of its Subsidiaries; and (ii) to indemnify and hold harmless the Administrative Agent and the Joint Lead Arrangers and any of their directors, officers, employees, or agents, on demand, in the amount of its proportionate share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of the Fundamental Documents or any action taken or omitted by it or any of them under the Fundamental Documents to the extent not reimbursed by the Borrower or one of its Subsidiaries (except such as shall result from the gross negligence or willful misconduct of the Person seeking indemnification).

SECTION 8.7.   Rights of Administrative Agent.

It is understood and agreed that JPMorgan Chase Bank shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Borrower as though it were not the Administrative Agent on behalf of the Lenders under this Agreement.

SECTION 8.8.   Independent Investigation by Lenders.

Each of the Lenders acknowledges that it has decided to enter into this Agreement and to make the Loans hereunder based on its own analysis of the transactions contemplated hereby and of the creditworthiness of the Borrower and agrees that the Administrative Agent shall not bear responsibility therefor.

SECTION 8.9.   Notice of Transfer.

The Administrative Agent may deem and treat any Lender which is a party to this Agreement as the owners of such Lender’s respective portions of the Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by any such Lender shall have been received by the Administrative Agent and become effective pursuant to Section 10.3.

SECTION 8.10.   Successor Administrative Agent.

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent from among the Lenders, with the consent of the Borrower, which will not be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which with the consent of the Borrower, which will not be unreasonably withheld, shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 8.11.   Syndication Agent and Documentation Agent.

The Syndication Agent and the Documentation Agent shall not have any duties or responsibility hereunder in their capacity as such.

9. PARENT GUARANTY OF SUBSIDIARY BORROWER OBLIGATIONS

SECTION 9.1.   Guaranty.

(a) The Borrower hereby unconditionally and irrevocably guaranties to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by any Subsidiary Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Subsidiary Borrower Obligations.

(b) The Borrower further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Subsidiary Borrower Obligations and/or enforcing any rights with respect to, or collecting against, any Subsidiary Borrower under this Parent Guaranty; provided, however, that the Borrower shall not be liable for the fees and expenses of more than one separate firm for the Lenders (unless there shall exist an actual conflict of interest among such Persons, and in such case, not more than two separate firms) in connection with any one such action or any separate, but substantially similar or related actions in the same jurisdiction, nor shall the Borrower be liable for any settlement or proceeding effected without the Borrower’s written consent. This Parent Guaranty shall remain in full force and effect until the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated.

(c) No payment or payments made by any Subsidiary Borrower or any other Person or received or collected by the Administrative Agent or any Lender from any Subsidiary Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Subsidiary Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Borrower hereunder which shall, notwithstanding any such payment or payments (other than payments made by the Borrower in respect of the Subsidiary Borrower Obligations or payments received or collected from the Borrower in respect of the Subsidiary Borrower Obligations), remain liable for the Subsidiary Borrower Obligations until the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated.

(d) The Borrower agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent and such Lender in writing that such payment is made under this Parent Guaranty for such purpose.

SECTION 9.2.   No Subrogation.

Notwithstanding any payment or payments made by the Borrower under this Parent Guaranty, or any set-off or application of funds of the Borrower by the Administrative Agent or any Lender, the Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Subsidiary Borrower or against any collateral security or guaranty or right of offset held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations, nor shall the Borrower seek or be entitled to seek any contribution or reimbursement from any Subsidiary Borrower in respect of payments made by the Borrower under this Parent Guaranty, until all amounts owing to the Administrative Agent and the Lenders by the Subsidiary Borrowers on account of the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to the Borrower on account of such subrogation rights at any time when all of the Subsidiary Borrower Obligations shall not have been paid in full, such amount shall be held by the Borrower in trust for the Administrative Agent and the Lenders, segregated from other funds of the Borrower, and shall, forthwith upon receipt by the Borrower, be turned over to the Administrative Agent in the exact form received by the Borrower (duly indorsed by the Borrower to the Administrative Agent, if required), to be applied against the Subsidiary Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

SECTION 9.3.   Amendments, etc. with respect to the Obligations; Waiver of Rights.

The Borrower shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Borrower, and without notice to or further assent by the Borrower, any demand for payment of any of the Subsidiary Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Subsidiary Borrower Obligations continued, and the Subsidiary Borrower Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the requisite Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guaranty or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Subsidiary Borrower Obligations or for the Parent Guaranty under this Article 9 or any property subject thereto. When making any demand hereunder against the Borrower, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on any Subsidiary Borrower, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from any Subsidiary Borrower or any release of any Subsidiary Borrower shall not relieve the Borrower of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against the Borrower. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

SECTION 9.4.   Parent Guaranty Absolute and Unconditional.

The Borrower waives any and all notice of the creation, renewal, extension or accrual of any of the Subsidiary Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Parent Guaranty or acceptance of the Parent Guaranty under this Article 9; the Subsidiary Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the Parent Guaranty under this Article 9; and all dealings between any Subsidiary Borrower and the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the Parent Guaranty under this Article 9. The Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Subsidiary Borrower or the Borrower with respect to the Subsidiary Borrower Obligations. The Parent Guaranty under this Article 9 shall be construed as a continuing, absolute and unconditional guaranty of payment without regard to (a) the validity or enforceability of this Agreement, any of the Subsidiary Borrower Obligations or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Subsidiary Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of such Subsidiary Borrower or the Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of a Subsidiary Borrower for its Subsidiary Borrower Obligations, or of the Borrower under the Parent Guaranty under this Article 9, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Borrower, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Subsidiary Borrower or any other Person or against any collateral security or guaranty for the Subsidiary Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from any Subsidiary Borrower or any such other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of any Subsidiary Borrower or any such other Person or of any such collateral security, guaranty or right of offset, shall not relieve the Borrower of any liability under this Parent Guaranty, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Borrower. The Parent Guaranty under this Article 9 shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Borrower and its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Subsidiary Borrower Obligations and the obligations of the Borrower under the Parent Guaranty under this Article 9 shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement any Subsidiary Borrower may be free from any Subsidiary Borrower Obligations.

SECTION 9.5.   Reinstatement.

The Parent Guaranty under this Article 9 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Subsidiary Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Subsidiary Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Subsidiary Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

10. MISCELLANEOUS

SECTION 10.1.   Notices.

(a) Notices and other communications provided for herein shall be in writing and shall be delivered or mailed (or in the case of telegraphic communication, if by telegram, delivered to the telegraph company and, if by telex, telecopy, graphic scanning or other telegraphic communications equipment of the sending party hereto, delivered by such equipment) addressed, (i) if to the Administrative Agent or JPMorgan Chase Bank, N.A. to it at 1111 Fannin, 10th floor, Houston, Texas 77002 (Telephone: (713) 750-2885; Telecopy: (713) 750-2932), Attention: Leah Hughes, with a copy to Dakisha Allen, at 1111 Fannin, 10th floor, Houston, Texas 77002 (Telephone: (713) 750-3541; Telecopy: (713) 750-2932), (ii) if to the Borrower or any Subsidiary Borrower, to it at 3000 Leadenhall Road, Mount Laurel, New Jersey 08054, Attention: Assistant Treasurer, with a copy to the General Counsel, or (iii) if to a Lender, to it at its address set forth on Schedule 1.1A (or in its Assignment and Acceptance or other agreement pursuant to which it became a Lender hereunder), or such other address as such party may from time to time designate by giving written notice to the Borrower and the Administrative Agent. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the fifth Business Day after the date when sent by registered or certified mail, postage prepaid, return receipt requested, if by mail, or when delivered to the telegraph company, charges prepaid, if by telegram, or when receipt is acknowledged, if by any telecopier or telegraphic communications equipment of the sender, in each case addressed to such party as provided in this Section 10.1 or in accordance with the latest unrevoked written direction from such party. Information required to be delivered hereunder may also be delivered by electronic communication pursuant to procedures approved by the Borrower and the Administrative Agent.

(b) Notices and other communication to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 10.2.   Survival of Agreement, Representations and Warranties, etc.

All warranties, representations and covenants made by the Borrower or any Subsidiary Borrower herein or in any certificate or other instrument delivered by it or on its behalf in connection with this Agreement shall be considered to have been relied upon by the Administrative Agent and the Lenders and shall survive the making of the Loans herein contemplated regardless of any investigation made by the Administrative Agent or the Lenders or on their behalf and shall continue in full force and effect so long as any amount due or to become due hereunder is outstanding and unpaid and so long as the Commitments have not been terminated. All statements in any such certificate or other instrument shall constitute representations and warranties by the Borrower or any Subsidiary Borrower making any such statement hereunder.

SECTION 10.3.   Successors and Assigns; Syndications; Loan Sales; Participations.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party (provided that neither the Borrower, nor any Subsidiary Borrower may assign its respective rights hereunder without the prior written consent of all the Lenders), and all covenants, promises and agreements by, or on behalf of, the Borrower and any Subsidiary Borrower which are contained in this Agreement shall inure to the benefit of the successors and assigns of the Lenders.

(b) Each of the Lenders may (but only with the prior written consent of the Administrative Agent and the Borrower, which consents shall not be unreasonably withheld or delayed) assign to one or more banks or other financial institutions either (i) all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the same portion of the Loans at the time owing to it) (a “Ratable Assignment”) or (ii) all or a portion of its rights and obligations under and in respect of its Commitments under this Agreement and the same portion of the Loans at the time owing to it; provided that (1) each Ratable Assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s rights and obligations under this Agreement, (2) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Lender) shall be in a minimum Dollar Equivalent Amount of $5,000,000 unless such assignment is an assignment of all of the assigning Lender’s rights and obligations under this Agreement or unless otherwise agreed by the Borrower and the Administrative Agent and (3) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance and a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, and from and after the effective date specified in each Assignment and Acceptance, which effective date shall be not earlier than five Business Days after the date of acceptance and recording by the Administrative Agent, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto, but shall continue to be entitled to the indemnity and expense reimbursement provisions for the period prior to such Assignment and Acceptance).

(c) Notwithstanding the other provisions of this Section 10.3, each Lender may at any time without the consent of the Borrower make an assignment of all or any part of its interests, rights and obligations under this Agreement to any Lender or Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other assignee.

(d) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in, or in connection with, this Agreement and any other Fundamental Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Fundamental Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such Lender assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Fundamental Documents; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.1(a) and 5.1(b) (or if none of such financial statements shall have then been delivered, then copies of the financial statements referred to in Section 3.4) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Fundamental Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will be bound by the provisions of this Agreement and will perform in accordance with its terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(e) The Administrative Agent, on behalf of the Borrower, shall maintain at its address at which notices are to be given to it pursuant to Section 10.1, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, any Subsidiary Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Fundamental Documents, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee and the processing and recordation fee, the Administrative Agent (subject to the right, if any, of the Borrower to require its consent thereto) shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt written notice thereof to the Borrower. Upon acceptance by the Administrative Agent, Schedule 1.1A shall be deemed to be amended to reflect the information contained in such Assignment and Acceptance.

(g) Each of the Lenders may without the consent of the Borrower, any Subsidiary Borrower or the Administrative Agent sell participations to one or more banks or other financial institutions (a “Participant”) in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Loans owing to it); provided that (i) any such Lender’s obligations under this Agreement shall remain unchanged, (ii) such participant shall not be granted any voting rights under this Agreement, except with respect to matters requiring the consent of each of the Lenders hereunder, (iii) any such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the cost protection provisions contained in Sections 2.15, 2.16 and 2.18 hereof but a participant shall not be entitled to receive pursuant to such provisions an amount larger than its share of the amount to which the Lender granting such participation would have been entitled to receive, and (v) the Borrower, any applicable Subsidiary Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(h) The Lenders may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.3, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or any Subsidiary Borrower furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower and such Subsidiary Borrower.

(i) The Borrower and each Subsidiary Borrower consents that any Lender may at any time and from time to time pledge, or otherwise grant a security interest in, any Loan, including any such pledge or grant to any Federal Reserve Bank, and this Section shall not apply to any such pledge or grant; provided that no such pledge or grant shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(j) The Borrower and each Subsidiary Borrower, upon receipt of written notice from the relevant Lender, agrees to issue promissory notes evidencing Loans made hereunder to any Lender requiring promissory notes to facilitate transactions of the type described in paragraph (i) above.

SECTION 10.4.   Expenses; Documentary Taxes.

Whether or not the transactions hereby contemplated shall be consummated, the Borrower and each Subsidiary Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Joint Lead Arrangers in connection with the syndication, preparation, execution, delivery and administration of this Agreement and the making of the Loans, including but not limited to the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent, as well as all reasonable out-of-pocket expenses incurred by the Lenders and the Administrative Agent in connection with any restructuring or workout of this Agreement or in connection with the enforcement or protection of the rights of the Lenders and the Administrative Agent in connection with this Agreement or any other Fundamental Document, and with respect to any action which may be instituted by any Person against any Lender or the Administrative Agent in respect of the foregoing, or as a result of any transaction, action or nonaction arising from the foregoing, including but not limited to the fees and disbursements of any counsel for the Lenders. Such payments shall be made on the date of execution of this Agreement and thereafter promptly on demand. The Borrower and each Subsidiary Borrower agrees that it shall indemnify the Administrative Agent and the Lenders from, and hold them harmless against, any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any other Fundamental Document. The obligations of the Borrower and each Subsidiary under this Section shall be joint and several obligations and shall survive the termination of this Agreement and/or the payment of the Loans for two years.

SECTION 10.5.   Indemnity.

Further, by the execution hereof, the Borrower and each Subsidiary Borrower agrees to indemnify and hold harmless the Agents, the Joint Lead Arrangers and the Lenders and their respective directors, officers, employees and agents (each, an “Indemnified Party”) from and against any and all expenses (including reasonable fees and disbursements of counsel), losses, claims, damages and liabilities arising out of any claim, litigation, investigation or proceeding (regardless of whether any such Indemnified Party is a party thereto) in any way relating to the transactions contemplated hereby, but excluding therefrom all expenses, losses, claims, damages, and liabilities to the extent arising out of or resulting from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification, provided that neither the Borrower nor any Subsidiary Borrower shall be liable for the fees and expenses of more than one separate firm for all such Indemnified Parties (unless there shall exist an actual conflict of interest among such Persons, and in such case, not more than two separate firms) in connection with any one such action or any separate but substantially similar or related actions in the same jurisdiction, nor shall the Borrower or any Subsidiary Borrower be liable for any settlement of any proceeding effected without the Borrower’s written consent, and provided, further, that this Section 10.5 shall not be construed to expand the scope of the reimbursement obligations specified in Section 10.4. The obligations of the Borrower and any Subsidiary Borrower under this Section 10.5 shall be joint and several obligations and shall survive the termination of this Agreement and/or payment of the Loans.

SECTION 10.6.   CHOICE OF LAW.

THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED IN THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND, IN THE CASE OF PROVISIONS RELATING TO INTEREST RATES, ANY APPLICABLE LAWS OF THE UNITED STATES.

SECTION 10.7.   No Waiver.

No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

SECTION 10.8.   Extension of Maturity.

Except as otherwise specifically provided in Article 7, should any payment of principal of or interest on the Loans made hereunder or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

SECTION 10.9.   Amendments, etc.

(a) Except as set forth in Section 10.9(b), no modification, amendment or waiver of any provision of this Agreement or any other Fundamental Document, and no consent to any departure by the Borrower or any Subsidiary Borrower herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed or consented to in writing by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided that no such modification or amendment shall without the written consent of each Lender affected thereby (x) increase or extend the expiration date of the Commitment of a Lender or postpone or waive any scheduled reduction in the Commitments, (y) alter the stated maturity or principal amount of any installment of any Loan, or decrease the rate of interest payable thereon, or the rate at which the Facility Fees or the Utilization Fees are paid or (z) waive a default under Section 7(b) with respect to a scheduled principal installment of any Loan or scheduled payment of interest or fees; provided further, that no such modification or amendment shall without the written consent of all of the Lenders (i) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders, (ii) amend this Section 10.9 (except as provided in Section 10.9(b)) or the definition of Required Lenders or Supermajority Lenders or (iii) release the Borrower from its obligations under the Parent Guaranty. No such amendment or modification may adversely affect the rights and obligations of the Administrative Agent hereunder without its prior written consent. No notice to or demand on the Borrower or any Subsidiary Borrower shall entitle the Borrower or such Subsidiary Borrower to any other or further notice or demand in the same, similar or other circumstances.

(b) This Agreement may be amended without consent of the Lenders, so long as no Default or Event of Default shall have occurred and be continuing, as follows:

(i) This Agreement will be amended to designate any Subsidiary of the Borrower as a Subsidiary Borrower upon (w) ten Business Days prior notice to the Lenders (such notice to contain the name, primary business address and taxpayer identification number of such Subsidiary), (x) the execution and delivery by the Borrower, such Subsidiary and the Administrative Agent of a Joinder Agreement, substantially in the form of Exhibit E (a “Joinder Agreement”), providing for such Subsidiary to become a Subsidiary Borrower, (y) the agreement and acknowledgment by the Borrower and each other Subsidiary Borrower that the Parent Guaranty contained in Article 9 covers the Obligations of such Subsidiary and (z) the delivery to the Administrative Agent of (1) corporate or other applicable resolutions, other corporate or other applicable documents, certificates and legal opinions in respect of such Subsidiary substantially equivalent to comparable documents delivered on the Closing Date and (2) such other documents with respect thereto as the Administrative Agent shall reasonably request.

(ii) This Agreement will be amended to remove any Subsidiary as a Subsidiary Borrower upon execution and delivery by the Borrower to the Administrative Agent of a written notification to such effect and repayment in full of all Loans made to such Subsidiary Borrower and repayment in full of all other amounts owing by such Subsidiary Borrower under this Agreement (it being agreed that any such repayment shall be in accordance with the other terms of this Agreement); provided, however, that no such amendment shall affect or limit the Borrower’s obligations under the Parent Guaranty.

(iii) As soon as practicable and in any event within five Business Days after notice is given pursuant to Section 10(b)(i) designating a Subsidiary as a Subsidiary Borrower hereunder that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that is prohibited by Applicable Law to make extensions of credit to such Subsidiary Borrower (any such Lender, a “Protesting Lender”) shall so notify the Administrative Agent and the Borrower. Upon receipt of such notice and prior to the date that extensions of credit hereunder may be made to such Subsidiary, the Borrower shall (A) arrange for an assignment of such Protesting Lender's Commitments and its interest in any extensions of credit outstanding thereunder or (B) terminate the Commitments of such Protesting Lender; provided that (1) at the request of the Borrower and at the Borrower’s sole expense, such Protesting Lender shall use its commercially reasonable efforts to facilitate an assignment pursuant to subparagraph (A) above and (2) in the event that such Protesting Lender’s Commitments are assigned or terminated pursuant to this Section 10.9(b)(iii), the Borrower shall pay, or shall cause any applicable Subsidiary Borrower to pay, to such Protesting Lender on demand in immediately available funds an amount equal to the principal amount of Loans, accrued interest thereon, accrued fees and all other amounts owed to it by the Borrower or any Subsidiary Borrower hereunder; provided that in the case of an assignment pursuant to subparagraph (A) above, the Borrower and any Subsidiary Borrower shall not be obligated to pay to the Protesting Lender amounts in respect of the principal amount of Loans.

SECTION 10.10.   Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.11.   SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) THE BORROWER AND EACH SUBSIDIARY BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF BROUGHT BY THE ADMINISTRATIVE AGENT OR A LENDER. THE BORROWER AND EACH SUBSIDIARY BORROWER TO THE EXTENT PERMITTED BY APPLICABLE LAW (A) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURTS, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT, AND (B) HEREBY WAIVES THE RIGHT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY OFFSETS OR COUNTERCLAIMS EXCEPT COUNTERCLAIMS THAT ARE COMPULSORY OR OTHERWISE ARISE FROM THE SAME SUBJECT MATTER. THE BORROWER AND EACH SUBSIDIARY BORROWER HEREBY CONSENTS TO SERVICE OF PROCESS BY MAIL AT ITS ADDRESS TO WHICH NOTICES ARE TO BE GIVEN PURSUANT TO SECTION 10.1. THE BORROWER AND EACH SUBSIDIARY BORROWER AGREES THAT ITS SUBMISSION TO JURISDICTION AND CONSENT TO SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF THE ADMINISTRATIVE AGENT AND THE LENDERS. FINAL JUDGMENT AGAINST THE BORROWER AND EACH SUBSIDIARY BORROWER IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION (A) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND THE AMOUNT OF INDEBTEDNESS OR LIABILITY OF THE SUBMITTING PARTY THEREIN DESCRIBED OR (B) IN ANY OTHER MANNER PROVIDED BY, OR PURSUANT TO, THE LAWS OF SUCH OTHER JURISDICTION, PROVIDED THAT THE ADMINISTRATIVE AGENT OR A LENDER MAY AT ITS OPTION BRING SUIT, OR INSTITUTE OTHER JUDICIAL PROCEEDINGS AGAINST THE BORROWER AND EACH SUBSIDIARY BORROWER OR ANY OF THEIR RESPECTIVE ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OR OF ANY COUNTRY OR PLACE WHERE THE BORROWER, ANY SUBSIDIARY BORROWER OR SUCH ASSETS MAY BE FOUND.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT THE PROVISIONS OF THIS SECTION 10.11(b) CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH THE OTHER PARTIES HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.11(b) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF SUCH OTHER PARTY TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

SECTION 10.12.   Headings.

Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

SECTION 10.13.   Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

SECTION 10.14.   Entire Agreement.

This Agreement represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into among the Borrower, the Administrative Agent or any Lender (other than the provisions of any letter agreements relating to fees and expenses and syndication issues) prior to the execution of this Agreement which relate to Loans to be made hereunder shall be replaced by the terms of this Agreement.

SECTION 10.15.   Foreign Currency Judgments.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the Borrower agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the relevant Lender (or agent acting on its behalf) or the Administrative Agent could purchase the first currency with such other currency for the first currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with this Agreement (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by any Lender (or agent acting on its behalf) (the “Applicable Creditor”) of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, provided, that if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor, the Applicable Creditor agrees to remit such excess to the Borrower. The obligations of the Borrower contained in this Section 10.15 shall survive the termination of this Agreement and the payment of all amounts owing hereunder. Each Borrower shall repay each Loan made to it, and interest thereon, in the Currency in which such Loan is denominated.

SECTION 10.16.   Language.

The parties hereto have agreed that this Agreement as well as any document or instrument relating thereto be drawn up in English only.

SECTION 10.17.   Confidentiality.

Each of the Administrative Agent and the Lenders agrees to keep confidential all non-public information provided to it by the Borrower and its Subsidiaries pursuant to this Agreement that is designated by the Borrower as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate of any Lender, (b) to any participant or assignee (each, a “Transferee”) of such Lender or prospective Transferee which agrees to comply with the provisions of this Section, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) upon the request or demand of any governmental or regulatory authority having jurisdiction over it or its Affiliates, (e) in response to any order of any court or other governmental authority or as may otherwise be required pursuant to any requirement of law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) which has been publicly disclosed other than in breach of this Section 10.17, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Fundamental Document.

SECTION 10.18.   USA PATRIOT Act.

Each Lender hereby notifies the Borrower and each Subsidiary Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and any Subsidiary Borrower which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower and/or such Subsidiary Borrower in accordance with the Act.  The Borrower and each Subsidiary Borrower shall promptly provide such information upon request by any Lender. In connection therewith, each Lender hereby agrees that the confidentiality provisions set forth in Section 10.17 shall apply to any non-public information provided to it by the Borrower and its Subsidiaries pursuant to this Section 10.18.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first above written.

PHH CORPORATION By: /s/ Mark E. Johnson Name: Mark E. Johnson Title: Vice President and Treasurer Address: 3000 Leadenhall Road, Mt. Laurel, NJ 08054 Taxpayer ID: 52-0551284
JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender By: /s/ Elisabeth H. Schwabe Name: Elisabeth H. Schwabe Title: Managing Director
CITICORP USA, Inc., as Syndication Agent and as a Lender By: /s/ William G. Martens III Name: William G. Martens III Title: Vice President
WACHOVIA BANK, NATIONAL ASSOCIATION, as Documentation Agent and as a Lender By: /s/ Karin E. Samuel Name: Karin E. Samuel Title: Vice President
THE BANK OF NOVA SCOTIA, as a Lender By: /s/ Todd S. Meller Name: Todd S. Meller Title: Managing Director